                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM S-4
                                 AMENDMENT NO. 2
                                   ----------

                          SENIOR CARE INDUSTRIES, INC.
                          ----------------------------
        (Exact name of small business issuer as specified in its charter)

                                     Nevada
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                      6500
                                      ----
                    (Primary Standard Industrial Code Number)

                                   68-0221599
                                   ----------
                     (I.R.S. Employer Identification Number)

                             410 Broadway, 2nd Floor
                         Laguna Beach, California 92651
                                 (949) 376-3125
                        ---------------------------------
        (Address including Zip code and telephone number, including area code, of Registrant's principal executive offices)

                         Resident Agents of Nevada, Inc.
                          711 S. Carson Street, Suite 4
                              Carson City, NV 89701
                        --------------------------------
            (Name, Address, including Zip code and Telephone Number, including area code of Agent for Service)

            Approximate date of commencement of proposed sale of the
                  securities to the public: January 31, 2001

If the securities being registered on this Form are being offered in conjunction with the formation of a holding company and there is compliance with General Instruction G, check the filing box [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                CALCULATION OF REGISTRATION FEE

Title of each                    Maximum          Proposed      Proposed
class of securities              Amount to        maximum       maximum             Amount of
to be registered                 be registered    offering      aggregate         registration
                                 per unit(1)      price         offering price        fee
------------------------------------------------------------------------------------------------
Series G preferred,
$.001 Par Value                    450,000        $1.35         $  607,500        $  273.35*
Common Stock, $.001 Par Value    5,400,000        $.75          $4,050,000        $1,012.50
------------------------------------------------------------------------------------------------

* (Set forth the amount on which the filing fee is calculated and state how it was determined.) The Transaction Valuation is based upon the market price of the securities which are being registered as of April 30, 2001 as set forth in Rule Regulation 230.457c and Regulation 230.457f2 where there is no market for the securities to be received in the transaction. This calculation is based as follows:

Number of shares to be registered:         450,000 Series G preferred shares
Price of those shares on April 30, 2001:    $1.35

Paid on Aug. 29, 2001               $  91.10
Paid on May 7, 2001                   182.25
                                    --------
Total Paid:                           273.35

Number of shares to be registered within one year:   5,400,000 common shares
Price of those shares on December 15, 2001:               $.75

To be paid herewith:                $1,012.50

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

                               P R O S P E C T U S

                          SENIOR CARE INDUSTRIES, INC.

                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651
                                 (949) 376-1325

                                  THE OFFERING

              450,000 SHARES OF CONVERTIBLE SERIES G PREFERRED STOCK
                        5,400,000 SHARES OF COMMON STOCK

Senior Care Industries, Inc. [Senior Care] offers to exchange 1 share of common stock, $.001 par value, in Senior Care for 1 share of Series G preferred stock in Senior Care, $.001 par value to all shareholders of record in Senior Care who held shares prior to the expiration date of this offer. The offer will expire on January 31, 2001. Any shareholder who accepts this offer prior to January 31, 2002 may withdraw their shares at any time prior to the expiration date of the offer.

Each share of Series G preferred stock is convertible into 60 shares of Common stock. 20% of the number of Series G preferred shares held are convertible on the 12 month anniversary date of the issuance of the Series G preferred and 20% on each 12 month anniversary date thereafter until all of the Series G preferred shares have been converted to common stock.

                                 TRADING SYMBOL

      Senior Care common: SENC (Over-the-counter Electronic Bulletin Board)
               The recent price for Senior Care common was $.97

There is no market for Series G preferred stock and it is unlikely that there will ever be a market for this stock.

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 7

The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   WE MAY NOT SELL THESE SECURITIES UNTIL THE
     REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
      IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE
                    WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                       (i)

                                TABLE OF CONTENTS

Summary ...............................................................   1

Frequently Asked Questions ............................................   4

Risk Factors ..........................................................   7

Terms of the Transaction ..............................................  18

Pro Forma Financial Statements & Presentation of Financial Forecasts ..  22

Description of Business of Senior Care ................................  27

Description of Property of Senior Care ................................  40

Legal Proceedings where Senior Care is a Party ........................  41

Market Price for Senior Care Stock & Other Shareholder Matters ........  43

Related Party Transactions & Relationships ............................  47

Management's Discussion & Analysis of Financial Condition &
Results of Operations of Senior Care ..................................  48

Disagreements with Accountants on Accounting & Financial Disclosure ...  53

Quantitative & Qualitative Disclosures about Market Price .............  53

Directors and Officers of Senior Care .................................  53

Executive Compensation of Officers and Directors ......................  56

Interests of Experts and Counsel ......................................  58

Disclosure of Commission Position on Indemnification for Securities
Act Liabilities .......................................................  58

Expenses of Issuance & Distribution of Prospectus & Tender Offer ......  58

Indemnification of Officers and Directors .............................  59

Attached Exhibits .....................................................  60

Audited Financial Statements ................................. Exhibit 13.1

Unaudited Interim Financial Statements ....................... Exhibit 13.2

                                      (ii)

We will accept manually signed facsimile copies of the letter of transmittal. The letter of transmittal, stock certificates representing Common shares in Senior Care and any other required documents should be sent or delivered by each holder of common stock or that holder's broker, dealer, commercial bank, trust company or other nominee to the depository agent before the expiration date of the attached tender offer which is January 31, 2002.

                     The depository for this tender offer is:

                              First American Stock Transfer, Inc.
                              1717 E. Bell Road, 2-155
                              Phoenix, AZ 85022
                              Telephone: (602) 485-1346
                              Facsimile: (602) 788-0423

You may direct any questions and requests for assistance to the information agent, the depository or Senior Care Industries, Inc. by telephoning the numbers listed below. You can obtain additional copies of this document and copies of the Tender Offer and the letter of transmittal and other tender materials from the information agent, the depository or from Senior Care Industries, Inc. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning this tender offer.

                  The information agent for this tender offer is:

                               Mark Ehrlich
                               Ellshay, LLC
                               215 S. Highway 101, Suite 115
                             Solana Beach, CA 92075
                               (858) 350-3114
                               E-mail: mark@ellshay.com

                  The depository for this tender offer is:

                              First American Stock Transfer, Inc.
                              1717 E. Bell Road, 2-155
                              Phoenix, AZ 85022
                              Telephone: (602) 485-1346
                              Facsimile: (602) 788-0423

                  To contact Senior Care Industries, Inc. you may call or write:

                              Senior Care Industries, Inc.
                              Common Stock Tender Offering
                              410 Broadway, 2nd Floor
                              Laguna Beach, CA 92651
                              Telephone: (949) 376-3125
                              Facsimile: (949) 376-9117
                              E-mail: john@seniorcareind.com

                                      (iii)

                                SUMMARY

The terms of the offer
----------------------

Senior Care is registering 450,000 shares of Series G preferred stock which is convertible into 27,000,000 shares of common stock in Senior Care, a maximum of 5,400,000 shares convertible into common stock in the first year and an additional 5,400,000 shares of common stock during each year during thereafter for 4 additional years.

450,000 shares are the maximum number of shares that will be issued by this registration. There may be fewer shares actually issued by this registration depending upon the number of shares tendered by the tender offer made to Senior Care shareholders.

Shareholders of Senior Care who own common shares will receive 1 share of Series G preferred for each share of common stock tendered.

Your shares may be tendered at any time prior to January 31, 2002 unless Senior Care extends, or is required to extend, the period of time for which the offer is open, in which case the offer will expire at a later designated time and date,

Each share of Series G preferred stock is convertible into 60 shares of common stock subject to certain timing limitations.

You will be receiving five certificates from the transfer agent when your Series G preferred stock is issued. Each certificate represents 20% of the number of Series G preferred stock that will be issued to you. The first one can be redeemed for common stock one year from the issue date, the second certificate in two years, and so forth, until all five certificate dates have been reached. This will take a total of five years. Each of these certificates has a specific conversion date specified on it. When the date arrives, you only need to send that certificate into the transfer agent and the agent will issue you your common stock.

The intended benefits and the potential detriments to shareholders
------------------------------------------------------------------

At the Annual Meeting on March 12, 2001 the shareholders authorized the Board of Directors to make a one time 30 to 1 reverse split of the Company's common stock. On the same day, the Board of Directors authorized a 30 to 1 reverse split which took effect on March 15, 2001.

Management heard from many shareholders after this occurred and many of them felt that they would never be able to recover their original investment in Senior Care and were displeased with the reverse split. Some stated that they had paid between $1 and $2 per share for their stock and with the reverse, the stock would have to climb to a price between $30 to $60 just to bring them to a break even point. Some shareholders said that they believed this stock price for Senior Care was unlikely. For that reason, management decided to make the tender offer and the Board of Directors authorized the tender offer that is being made here.

Management believes that by tendering common shares for Series G preferred, the investor will, over time, be able to potentially achieve that break even point since each common share on conversion would only have to be selling between $.50 to $1 to break even.

The reason for this is that over a period of 5 years you will be able to get 60 shares of common stock for each share of Series G preferred. If you were someone who owned Senior Care common stock before March 12, 2001 and suffered the 30 to 1 reverse, then you would, over 5 years, get back twice the number of shares you had before the reverse occurred. However, you must look to Senior Care as a very long term investment if you intend to take advantage of this offer since you will not get any common stock that could be sold in the stock market for at least 1 year and will not get the full number of common shares until after 5 years.

One detriment to taking this offer is that there will most likely never be a market for Series G preferred stock in Senior Care and therefore, it is unlikely that you will be able to sell those shares to anyone if you should need to do so. The liquidity of your investment may be extremely compromised until the conversion dates arrive.

Even when the conversion dates do arrive, there is no guarantee that Senior Care common stock will still be trading or if it is trading, that it will be at a price that is at or higher than the price that it is in today's market.

Another detriment is the fact that Senior Care stock will be diluted by the conversion of Series G preferred shares into common stock. Each year, the dilution will be greater. For a complete analysis of the dilution which will occur, please look at the Frequently Asked Questions section of this prospectus which follows and look for the question: Won't there be a big dilution of common stock once the Series G preferred shares are converted? That section contains a table showing how your stock may be diluted over the next several years.

Market price information
------------------------

Senior Care common stock trades on the Over the Counter Bulletin Board [OTC:BB] under the symbol SENC. During the last ten day period, this stock has traded at an average bid price of between $.60 to $.97 per share and an ask price of between $.80 and $1.00. What appears below is a breakdown of the average high and low bid price over the last two years for Senior Care Common stock adjusted for stock splits:

Period                 High       Low
----------------------------------------
2nd quarter 1999       $ 30.00   $ 30.00
3rd quarter 1999         80.00     30.00
4th quarter 1999        230.00     50.00

1st quarter 2000        160.00     75.00
2nd quarter 2000        160.00    120.00
3rd quarter 2000         84.00     25.00
4th quarter 2000         38.00       .62

1st quarter 2001          3.50       .62
2nd quarter 2001          4.65      2.70
3rd quarter 2001          2.25       .40
4th quarter 2001          1.70       .65

Comparison of security holder rights
------------------------------------

Each share of Senior Care Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

Each share of Series G preferred will be entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Preferred Stock (i) have equal, ratable rights to dividends from funds legally available; (ii) are entitled to share preferably in all of our assets available for distribution to holders of Preferred Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

Series G Preferred may be converted into common stock over a period of five years from the issue date of issue with 20% of the shares being converted into 60 shares of Common stock on the anniversary date of the issuance and a like 20% becoming convertible into 60 shares of Common stock on each anniversary date thereafter until all of the Preferred shares have been converted.

You are not required to convert on the conversion date but may convert at any time after the date passes. You convert by sending your preferred stock certificate to the Transfer Agent who issues a common stock certificate to you and cancels the preferred certificate.

Accounting treatment
--------------------

The holding period for your stock will generally be from the time you first purchased Senior Care Common stock and your basis in those shares will be what you paid for that stock at the time you purchased it. You should consult your tax advisor as to the particular tax consequences of this Tender Offer to you and as to whether the holding period and cost is different in your case from the statements set forth above.

Federal income tax consequences
-------------------------------

The exchange of Common stock for Series G Preferred will be tax free to Senior Care and to its shareholders who participate in this Tender Offer in the opinion of Weed & Co., L.P., tax advisors who were engaged by Senior Care to render an opinion on the tax consequences of this transaction.

                           FREQUENTLY ASKED QUESTIONS

What will I receive in exchange for my Senior Care stock?
---------------------------------------------------------

You will be receiving 1 share of Series G preferred for each share of common stock which you now hold.

You will be receiving five certificates from the transfer agent when your Series G preferred stock is issued. Each certificate represents 20% of the number of Series G preferred stock that will be issued to you. The first one can be redeemed for common stock one year from the issue date, the second certificate in two years, and so forth, until all five certificate dates have been reached. You will receive 60 shares of common stock for each share of Series G preferred that you have. The total conversion time will take a total of five years. Each of these certificates has a specific conversion date specified on it. When the date arrives, you only need to send that certificate into the transfer agent and the agent will issue you your common stock.

How long do I have to tender my Common shares?
----------------------------------------------

Presently, this offer will remain open until January 31, 2002.

Will there be any subsequent offer if I decide not to tender now?
-----------------------------------------------------------------

It is not anticipated that Senior Care will make this offer again. You must tender before January 31, 2002 to accept this offer.

Will this tender offer be extended?
-----------------------------------

Senior Care may be required to extend the initial offering period beyond January 31, 2002 depending upon how quickly Senior Care can revise the filing with the SEC to correct any material deficiencies that may exist. In addition, the tender offer must be extended an additional 20 business days after a revised prospectus is submitted to the SEC which corrects any deficiencies. Material deficiencies may occur if there is a material change in the information Senior Care disseminates to shareholders. Also, Senior Care could extend the initial offering period beyond January 31, 2002 of its own accord if it so desired.

How do I tender my Common stock?
--------------------------------

You must sign and complete the letter of transmittal which is sent to you with this Tender Offer designating the number of shares which you wish to tender in this tender offer and send the letter of transmittal, together with your Senior Care Common stock certificate and any other required documents by one of the mailing methods designated in the letter of transmittal, so that it is received by the Transfer Agent at the address provided on the letter of transmittal before the expiration date of January 31, 2002.

How do I tender if my Common stock is held by a broker?
-------------------------------------------------------

If your Senior Care common stock is held by a broker, you should receive instructions from your broker on how to participate in this Tender Offer. Contact your broker directly if you have not already received instructions. Some financial institutions may effect tenders by transmitting shares electronically through the Depository Trust Company.

Will Senior Care take all offers?
---------------------------------

No. Persons who are officers, directors and insiders of Senior Care or any person holding more than 10% of the common stock in Senior Care as reported later on in this prospectus have agreed that they will not tender their shares. All other persons who own stock as of January 31, 2002 and who tender those shares by that date who are not in the above category of persons may take advantage of this offer. The Tender Offer is unconditional and Senior Care is obligated to go forward with the Tender Offer and will accept all qualified shares if properly tendered by the January 31, 2002 deadline.

Who can take advantage of this Offer?
-------------------------------------

Any shareholder of Senior Care except officers, directors, insiders or holders of more than 10% of the outstanding common stock in Senior Care who have agreed in writing not to tender their shares.

What happens if I change my mind?
---------------------------------

Tendering shareholders may withdraw tendered shares if not yet accepted for issuance of Series G preferred certificates by the 40th business day from the date of commencement.

All that you need to do is to send a written notice to the agent, First American Stock Transfer, Inc., that you wish to withdraw your shares and they will be returned to you. Your signature on the letter must contain your written signature which has been notarized or your signature guaranteed by your bank or stock broker. The address and telephone number of First American Stock Transfer appears on the back cover of this prospectus. If your shares were sent to the agent by your broker, you need to contact your broker to withdraw the shares.

Will my new Series G Preferred stock by trading on the over-the-counter bulletin board like my Senior Care Common stock trades?
-----------------------------------------------------------------------

There is no public market for Series G Preferred stock and Senior Care cannot assure you that there ever will be a market for this security.

Those of you who may need to liquidate your securities within the next few years should probably not consider accepting this tender if you believe that you may need to sell your Series G Preferred before it converts back into Common stock.

What is the book value of Senior Care stock and what were the most recent earnings per share?
-------------------------------------------------------

The chart below shows the book value of Senior Care stock and the income or
(loss) per share, basic and diluted for the dates shown:

Period                Book Value   Weighted      Dividends      Income (Loss)
                      Per share    Average                      Per share
                                   Common Shares                Basic & diluted
                                   Outstanding
-------------------------------------------------------------------------------

Dec. 31, 1999         $ 36.90        222,072       None         $(0.95)

Sept 30, 2000           24.31        446,634       None          (0.59)

Dec. 31, 2000           25.32        446,634       None          (0.16)

Sept 30, 2001            4.63     15,610,182       None           0.01

Where will my stock be held until I receive my Series G Preferred?
------------------------------------------------------------------

Your stock will be held either in paper or electronic form by the Stock Transfer agent for Senior Care who is acting as an independent depository for the purposes of this Tender. The name, address and telephone number of the Stock Transfer Agent is set forth in the letter of transmittal which you are receiving with this Tender Offer.

When will my Series G preferred stock be issued?
------------------------------------------------

Your Series G preferred stock in Senior Care may not be issued before the expiration date of the tender offer which currently is January 31, 2002 but Senior Care will exchange common shares validly tendered and not withdrawn promptly after the expiration date.

Can I withdraw my shares from the tender after I already tendered them?
-----------------------------------------------------------------------

Tendering shareholders may withdraw tendered shares if not yet accepted for issuance of Series G preferred certificates by the 40th business day from the date of commencement.

What will happen to the market in Senior Care common stock?
-----------------------------------------------------------

We are registering 450,000 shares of Series G preferred which is the approximate number of shares that are presently held by non-insiders or by officers and directors of Senior Care. If all of these shares are tendered, this would leave approximately 4,344,599 shares that are free-trading that could be sold into the open market. These 4,344,599 shares are owned by officers, directors and present and former consultants to Senior Care who received stock that was registered either for consulting work or was issued pursuant to employee stock option plans. Virtually all of the common stock in Senior Care is owned by officers, directors and insiders.

Won't there be a big dilution of common stock once the Series G preferred shares are converted?
--------------------------------------------------------------------------------

Yes. The following dilution of Senior Care's common stock is expected as a result of this tender being made by Senior Care and includes stock and warrants expected to be issued to Tri-National shareholders:

Date              Shares Outstanding    Shares Outstanding   Per-     Total
                  From Stock Issues     From Conversions     centage  Stock Outstanding
                                        & Tenders            Dilution
--------------------------------------------------------------------------------
Sept 30, 2001     15,510,182                 -0-                      15,510,182

Dec. 31, 2002     17,110,182*            5,400,000           22%      22,510,182

Dec. 31, 2003     24,110,182*            5,400,000           17%      29,510,182

Dec. 31, 2004     31,110,182             5,400,000           14%      36,510,182

*Senior Care annually grants options to its officers and directors. Historically, the number of shares issued annually varies but most recently during 2001 a total of 1,600,000 shares was issued in this fashion. It should be expected that there will be issues in future years of a like number of shares to employees. Thus, the total figures set forth above has increased by an additional 1,600,000 shares per year.

This chart does not show any stock being issued from the conversion of Series F preferred stock issued to Tri-National Development for the purchase of property by Senior Care International in Mexico. The reason is due to the fact that the contracts call for Senior Care to redeem those shares prior to issuance and thus, Senior Care management does not believe that there will be any resulting dilution from the conversion of Series F preferred.

Also, Senior Care is presently seeking additional capital in the amount of $15,000,000 and expects to issue an additional 3,000,000 shares to raise this capital. That would further dilute the shares outstanding, when and if that capital is actually raised and the shares issued.

It also does not include any stock which the company may issue for the purchase of land or development projects which are not known as of the date of this prospectus.

Will it cost me anything to exercise this Tender Offer?
-------------------------------------------------------

You should check with your broker to determine whether your broker has any fees for sending securities to the Transfer Agent. Senior Care does not believe that there will be any commission owed to your broker for exercising the Tender Offer but there may be a fee charged for handling the transaction by your broker, generally nominal.

Senior Care will pay for the cost of the surrender of your Common stock and the issuance of your Series G Preferred shares to the Transfer Agent and you will not need to pay any fees to the Transfer Agent.

However, you will pay a fee to Senior Care's stock transfer agent, First American Stock Transfer, Inc., when you exercise your option to convert your Series G Preferred stock. Senior Care gets no portion of this fee.

That fee is a flat fee of $15 to handle the surrender of each Series G Preferred certificate. You will also pay a fee of $10 to issue your common stock certificate. This fee is the same whether you have 1 share or 5,000 shares of Series G preferred to convert.

You need to realize that the effect of the fee is far greater for those having a few shares as opposed to those having a large number of shares. The total fee that you will pay over the five year period to convert all of your shares will be $125. You need to consider this additional cost when determining whether you want to accept this tender offer.

                              RISK FACTORS

The Series G preferred shares being offered by Senior Care in exchange Senior Care Common shares which you will receive if you exercise this tender are highly speculative in nature, involve a high degree of risk and the tender should be exercised only by persons who can afford to lose their entire investment in the common shares. Before making any investment decision, you should carefully consider the following factors relating to Senior Care's business and prospects. All material risk factors are discussed below.

Senior Care has a history of operating losses
---------------------------------------------

Senior Care has historically operated at a loss and incurred a loss on its operations. For example, the accumulated deficit for the period ended December 31, 2000 was $(2,144,634). The net loss on operations for the fiscal year ended December 31, 2000 was $(71,364). This resulted in a net loss attributable to common shareholders of $(.005) per share, basic and diluted.

For the nine period ended September 30, 2001, Senior Care a profit on operations of $161,172 which translated to a net profit attributable to common shareholders of $.009 pre share, basic and diluted. This compared to a loss of $(262,181) for the nine month period ended September 30, 2000. Since these reports do not reflect a full year of business operations, they are not necessarily indicate of whether Senior Care will report profits or losses for the year to come.

There is no assurance that Senior Care will continue to report profits in the future just because it did so for the nine month period ended September 30, 2001. In fact, the company could suffer operating losses for the next full reporting year and could have losses for some time to come.

Senior Care has only been in business for a short time
------------------------------------------------------

Senior Care was a development stage company until the third quarter of 1999 when it actually commenced operations after the purchase of a group of assets from East West Community Developer, some of which were in the construction stage of development. At that time, the Company had little income other than from rents which it realized from its office building in Laguna Beach, California, from a strip mall in Nevada and from a partially completed complex in Nevada. At that time, income from the sale of condominium which were under construction at the beginning of the year 2000 was at least ten months away. The Noble Furniture acquisition which became effective in January, 2000, gave the Company a regular income stream from furniture sales that did not depend of whether it had real estate sales from condominiums or other development projects.

Senior Care is dependent upon its income stream from rents, furniture manufacturing and from condominium sales from its Evergreen Manor II project. Senior Care started actually selling condominiums during the second quarter of 2001 at its Evergreen Manor II project in Los Angeles, California. Once that income stream is completed, it is unlikely that there will be any further income from real estate development sales until the third quarter of 2002. The reason for this is because Senior Care has not yet commenced construction on its 3 planned projects which are next to come on line for sales in 2002. The main reason that construction has not commenced on these projects is because Senior Care has not yet obtained construction financing for them.

Senior Care can only continue as a going concern as long as it has revenues
---------------------------------------------------------------------------

Senior Care must continue to build new homes, townhouses and condominiums in order to continue its cash flow from operations. This is because the income from rents is limited and the income from furniture manufacturing has been flat over the last two years. Presently, we are receiving income from the sale of condominiums at Evergreen Manor II but those are selling out fast and after those sales are concluded, there will be no further projects coming on board for sale for at least the next several months. To actually build projects, Senior Care must obtain construction financing. There is no assurance that construction financing will always be available or that Senior Care will be able to obtain it on favorable terms which the management of Senior Care is willing to accept. Presently, Senior Care does have a cash reserve of approximately $400,000 but those funds could be dissipated rather quickly if there is no other construction financing and if there are no other sales after the Evergreen Manor II complex has been sold out.

Senior Care has not yet obtained construction financing for land it already owns that has its entitlements and is ready for construction to begin
-----------------------------------------------------------------------------

Senior Care presently has three projects that have not yet commenced construction and as of the date of this prospectus no construction financing has been arranged. Though Senior Care is presently seeking construction loans on all of these projects, there is no assurance that management will be able to obtain them and it may be a requirement that management give their personal guarantees for the construction loans. Management may not be willing to give personal guarantees and that could affect the ability of Senior Care to get these loans.

Management is presently seeking a construction loan of $6,000,000 to build 54 town homes at Flamingo 55 and a construction loan for $8,000,000 to commence the first phase of construction at San Jacinto to build 43 homes. It has a commitment for a loan of $3,500,000 to construct 56 apartment units at its West Valley Apartments senior complex in New Mexico which has not yet funded.

Senior Care has a continual need for additional capital
-------------------------------------------------------

Senior Care's cash requirements continue to be significant. In order for us to satisfy our capital needs for the next 12 months, we intend to raise additional capital by conventional real estate loans obtained from banks and/or lending institutions and from equity offerings.

Senior Care has made an offering to certain sophisticated investors hoping to raise up to $15,000,000. This offering is result in the issuance of stock pursuant to Section 4(2) of the Securities Act and which is restricted under
Section 144. Senior Care has agreed to register this stock nine months after it has been issued to allow it to become free trading. This offering will also result in a dilution of our common stock. The number of shares which would be issued for this new offering has not yet been determined and will depend to a great extent upon the price of Senior Care stock in the market at the time the shares are issued.

If no funds are realized from this offerings, Senior Care would be required to rely upon obtaining construction loans and its lines of credit that it already has in order to meet on-going general expenses. We believe that we have sufficient funds from present credit lines to pay normal operating expenses if necessary for the next year. Beyond that, there is no assurance that we would have sufficient funds without financing from outside sources.

There can be no assurance that additional capital can be obtained on terms acceptable to us, or at all. Failure by us to realize significant revenues and achieve profitability from our real estate development and sales operations or obtain additional capital, would have a material adverse effect on us.

Senior Care's mortgage debt is a substantial percentage of its current balance sheet
--------------------------------------------------------------------------------

Senior Care's mortgage debt is substantial. You need to consider this fact when determining whether to tender your shares. The following chart shows the percentage of mortgage debt contrasted with total assets at various times over the last two years.

Date             Total Assets    Mortgage debt     % of Current   Net property
                                                   Balance Sheet  Value
-------------------------------------------------------------------------------

Dec. 31, 1999    $18,797,302     $10,751,073       57.1%          $ 8,046,229

Sept 30, 2000    $25,619,955     $11,020,867       43.0%          $14,599,088

Dec. 31, 2000    $27,409,753     $13,024,623       47.5%          $14,385,130

Sept 30, 2001    $96,180,393     $20,102,260       20.9%          $76,078,133

It should further be noted that there are a series of balloon payments which become due in the future beginning in 2002 and continuing on through 2008. These payments are substantial amounts and if construction is not completed on the projects with loans having balloon payments, then Senior Care could find itself without the ability to either refinance these properties or pay off the balances due by the time those balloon payments become due. You should look carefully at the discussion in the attached financial statements concerning the real estate loans which Senior Care has, the amount of those loans and the amounts due because of balloon payments over the next several years. What follows is a table of the balloon payments which become due during the next 5 years and the respective projects to which they relate:

Project                    Amount of Loan      Balloon Amount       Due Date
                           At Sept. 30, 2001
--------------------------------------------------------------------------------

Evergreen Manor II         $1,682,745          $1,682,745          Feb., 2002
Flamingo 55                $1,050,000          $1,050,000          Apr., 2002
Signature Properties       $2,297,025          $2,297,025          June 1, 2003

Senior Care intends to pay the Evergreen Manor II loan by the sale of the condominiums which are now completed and the project is in its sales mode. The loan on Flamingo 55 will be refinanced as part of a construction loan when that is obtained. Likewise, the loan on Signature Properties will also be refinanced when a construction loan is obtained on that project. Senior Care has not yet obtained a commitment for a construction loan on Flamingo 55 and there is no guarantee that one will be obtained. The company anticipates that the Signature Properties loan will be refinanced as part of a construction loan on the West Valley Apartment project in New Mexico. If these things do not occur as anticipated, there is a risk that these properties could be lost.

Senior Care's real estate developments may not be successful due to factors which may be beyond management's control
---------------------------------------------------------------------------

As part of its business strategy during the next few years, Senior Care plans to develop a number of assisted living, resort, commercial and residential properties. Senior Care's ability to achieve its development potential will depend upon a variety of factors, many of which are beyond Managements' control. The successful development of additional properties involves a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. Development schedules may be changed by the Company in order to accommodate requirements of staffing of new projects and to allow a phase-in of start-up losses inherent in the marketing and lease-up of new facilities. Certain construction risks are beyond the Company's control, including strikes, adverse weather, natural disasters, supply of materials and labor, and other unknown contingencies which could cause the cost of construction to exceed estimates. If construction is not commenced or completed, or if there are unpaid subcontractors or suppliers, or if required occupancy permits are not issued in a timely manner, cash flow could be significantly reduced. In addition, any property in construction carries with it its own risks such as construction defects, cost overruns, adverse weather conditions, the discovery of geological or environmental hazards on the property and changes in zoning restrictions or the method of applying such zoning restrictions. The nature of licenses and approvals necessary for development and construction, and the timing and likelihood for obtaining them vary widely from country to country, state to state, and from community to community within a state.

As a result of all of these factors, Senior Care may not realize the profit potential which it originally anticipated. Furthermore, Senior Care has purchased property from Tri-National which is also subject to the same risks associated with it that are described above.

Governmental regulations and environmental regulation could effect Senior Care's ability to start of finish its construction projects
-------------------------------------------------------------------------

Senior Care and its subcontractors must comply with various federal, state and local ordinances, rules and regulations concerning zoning, building design, construction and similar matters. The operations of the company are affected by various federal, state and local environmental laws, ordinances and regulations, including regulations pertaining to availability of water, municipal sewage treatment capacity, land use, protection of endangered species, population density and preservation of the natural terrain and coastlines. These and other requirements could become more restrictive in the future, resulting in additional time and expense to obtain approvals for development.

Senior Care is developing properties through its subsidiary, Senior Care International in Mexico and that country may have restrictions and environmental regulations that would be different from those we know in the United States
-----------------------------------------------------------------------

Senior Care acquired property in Baja California. We expect that there will be considerable governmental regulation and there may be environmental impact regulations which are considerably different from those with which we are familiar in the United States. To comply with these requirements may add costs to our developments since we will be required to retain Mexican personnel who are familiar with these regulations. Our present management staff has no expertise in Mexican governmental regulation. This fact could severely impact Senior Care's ability to complete the projects in Baja California and could substantially add to the cost of developing those projects.

Mexico has its own currency which may result in an unfavorable currency exchange when Senior Care exchanges dollars for pesos or pesos for dollars
--------------------------------------------------------------------------

Our foreign operations are also subject to exchange rate fluctuations, which could affect the Senior Care's financial statements and the reported profits from our subsidiary, Senior Care International. Even though the Mexican Peso is currently pegged to the United States Dollar and changes only when the U.S. Dollar changes thus reducing the impact of fluctuations between the United States and Mexico, this pegging of one currency to the other has not always been the case over the last several years, and as a result, there is no guarantee that the relationship between the currencies will remain the same as is currently the case. Senior Care has based its anticipated operations in Mexico on the current relationship between the currencies and has not taken other factors into consideration which could result in the Mexican currency being devalued as opposed to the U.S. Dollar.

There is no assurance that Senior Care will be able to identify new projects or find new land to develop at a price that is reasonable
--------------------------------------------------------------------------------

>From time to time, if our resources allow, we intend to explore the acquisition of additional properties which fit into Senior Care's goal of becoming a major developer of senior homes, condominiums and townhouses in our market area which is in the Southwestern United States and in Baja California. There can be no assurance that we will be able to identify any such properties and, even if suitable properties are identified, there can be no assurance that we will have sufficient funds to acquire those properties or that the development of those properties will become viable.

In short, we may not be able to find suitable sites for development at affordable prices, we may not be able to obtain the required permits and authorizations required to build on the sites that we do identify and we must seek to avoid potential construction risks that are always present on any project.

Senior Care has substantial competition from other builders who also build housing for seniors
--------------------------------------------------------------------------

The principal competitors of Senior Care are such operations as the Del Webb Company and others who also build housing for seniors. Some of those companies are substantially better capitalized and have far greater experience in building for the senior market. Since Senior Care is a fairly new company and has only completed one senior project, it has a disadvantage when compared to other competitors in the field. Senior Care management does have considerable experience building homes and condominiums but has never built strictly for the senior population before the completion of the Evergreen Manor II project in Los Angeles.

There is no market for Series G preferred and there may never be one
--------------------------------------------------------------------

You should understand that there is no market for Series G Preferred stock in Senior Care and there may never be a market for this stock. Senior Care does not intend to suggest to any stock exchange that trading in Series G preferred should commence. You may be unable to sell your Series G preferred shares when desired and even if you are able to resell your shares, you likely will do so at a substantial discount to the full value of the underlying common shares.

Senior Care common stock is traded in a market that tends to be volatile
------------------------------------------------------------------------

Senior Care is listed only on the over-the-counter bulletin board and as such, the trading in its stock tends to be more volatile then in other markets. Also, unless someone wants to buy Senior Care stock, you may not at any given time be able to sell your common stock once your Series G preferred shares are converted back to common shares. This is because the over-the-counter market does not have a specialist who maintains an inventory in the stock of a given company. There must be a willing buyer and a willing seller at any given time in order to make a trade in Senior Care securities.

Over-the-counter securities may not be liquid or easily sold
------------------------------------------------------------

Sales of a substantial number of shares of common stock in Senior Care at one time may not be possible due to the fact that its stock is only traded on the over-the-counter bulletin board and as explained above, there may not be a buyer for your stock at the time you need to sell it. Also, if you try to sell a substantial number of shares at one time, it could result in a quick reduction in the bid price of the stock reducing the amount of money that you will be able to get for it when you decide to sell it. As a result, you may need to hold onto your shares longer than you had planned before they can be liquidated and then, you may not get what you hoped to get for them.

Over the last 120 days, the average daily trading volume in Senior Care common stock has been approximately 20,000 shares per day.

Being on the over-the-counter bulletin board also reduces Senior Care's ability to raise capital in the public market
--------------------------------------------------------------------------------

Because Senior Care's stock is listed only on the over-the-counter bulletin board, we may have difficulty in raising capital by selling our stock or by selling debentures which are convertible into stock. Because Senior Care is traded only on the over-the-counter bulletin board, investors may not want to buy Senior Care securities when other companies who are also trying to raise money are listed on the NASDAQ or American stock exchanges where their stock has greater liquidity, less volatility and a regulated market environment.

The liquidity of the trading market for your common shares is dominated by the officers, directors and affiliates of Senior Care
-----------------------------------------------------------------------

Currently, the officers, directors and affiliates of the officers and directors of Senior Care own 70.5% of the common stock in the company and if you add to that consultants who own stock, the percentage rises to 84.5%. This tender offer will further concentrate the holdings of management and insiders and could, as a result, have adverse effects on the liquidity of the trading market in Senior Care common stock. To see the percentages of stock holdings by each of the officers, directors and insiders, you should look at "Senior Care's officers and directors control the corporation" which appears on the next page of this prospectus.

Senior Care's officers, directors, and their affiliates control 84.5% of the stock in the corporation
-----------------------------------------------------------------------------

Senior Care's directors and executive officers and their affiliates beneficially own approximately 73.8% of our outstanding shares of common stock. When the percentage of stock ownership by present directors and officers is added with consultants to the corporation and former officers who may be or former were affiliated with management, the total increases to 84.5% and when added to other stock holders who obtained stock in lieu of cash for the purchase of land by Senior Care, this percentage increases further to 93.7%.

As a result, these stockholders, acting together, would be able to significantly influence many matters requiring approval by the stockholders of Senior Care, including the election of Directors.

Of the total of 93.7%, presently only 30% of those shares could be sold into the market at any time by the owner of the shares since that stock was registered on Form S-8. The other 63.7% of these shares become available for sale in accordance with Rule 144 in approximately one year. Rule 144 provides, in essence, that a shareholder who is an affiliate of a company, after holding restricted securities for a period of one year, may every three months, sell them in an unsolicited brokerage transaction in an amount equal to 1% of the Company's outstanding common shares, or the average weekly trading volume, if any, during the four weeks preceding the sale. Non-affiliated shareholders holding restricted securities are not subject to the 1% limitation and may sell unlimited amounts of shares they own, under certain circumstances, after a one year holding period. If a substantial part of the shares, which can be sold were so sold, the price of the company's common shares might be adversely affected.

Presently, the following persons who are or were in Senior Care management who own or control more than 1% of the company or have acted as consultants to Senior Care or obtained common stock in exchange for assets and own more than 5% of the company are listed below:


Controlling person                                  Shares owned          Percentage
---------------------------------------------------------------------------------------
The Aliso Circle Irrevocable Inter Vivos Trust,
Mervyn A. Phelan, Jr., Trustee who is the son
of Mervyn A. Phelan, Sr., Chief Executive
Officer, Director of Senior Care                     8,000,000               54.4%

Craig Brown, President, Director                     1,041,183                7.1%

John Cruickshank, Senior Vice President,
Secretary, Director                                    394,384                2.7%

Bob Coberly, Chief Financial Officer & Director        400,000                2.7%

Bob Eschwege, Furniture Plant Manager                  300,000                2.1%

Scott Brake, Director                                  200,000                1.4%

Michael Austin, former consultant                    1,004,516                7.0%

Brian Eisberg, former consultant                     1,004,516                7.0%

Stephen Reeder, former officer and director            203,667                1.4%

Perdico Properties Trust                             1,300,000                9.2%
(sold land to Senior Care)

Senior Care depends upon its key personnel
------------------------------------------

Our success will depend to a large extent on the executive personnel of Senior Care. Should Senior Care loose all or a majority of its executives, its business could be substantially impacted in an adverse way if personnel of similar caliber and experience could not be hired.

The persons who are key to our continued property development are Mervyn A. Phelan, Sr., Chief Executive Officer, Bob Coberly, Chief Financial Officer and the person responsible for seeking new development projects and finding financing for those projects and Stephen Reeder, an outside consultant to Senior Care who also acts to seek new projects, negotiates the purchase of properties for Senior Care and seeks financing for those projects, negotiating the terms of that financing. The only person among these who has a written employment contract with Senior Care at this time is Mervyn A. Phelan, Sr. Senior Care is presently negotiating a written agreement with other officers and outside consultants such as Stephen Reeder. The lack of written agreements at this time could negatively impact the company's ability to hold these important employees. None of these persons are scheduled to retire. However, the age of Mervyn Phelan makes it possible that he could retire as soon as 2004. He has given no indication at this juncture that he intends to retire during that year.

Senior Care has never issued cash dividends
-------------------------------------------

Senior Care has never paid any cash dividends on its common stock and it is unlikely that Senior Care will pay any dividends on our Common Stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

There are restricted shares of Senior Care common stock which could be sold into the market in the future
----------------------------------------------------------------------

If you look at the table above where we discuss stock presently held by management, consultants and persons who have been issued stock in exchange for land that exceeds 5% of the stock outstanding of Senior Care, there are presently approximately 13,644,599 shares of common stock that fall into the category of stock that is restricted but could be sold into the market in the future. The following table shows what shares could be sold into the market immediately and those that could be sold into the market over the next two years.

Some of these shares have already been registered and could be sold immediately and the person selling them would be required to report the sales by filing a Form 4 with the SEC.

Other shares issued and outstanding are "restricted securities" as that term is defined by Rule 144 of the Securities Act and will become eligible for resale in approximately one year.

Rule 144 provides that, in general, a person holding restricted securities for a minimum period of one (1) year may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four (4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of us and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a two (2) year holding period. Sales of our Common Stock by shareholders under Rule 144 may have a depressive effect on the market price of our Common Stock.

Date available       Number of shares           Total number of
for sale             Available for sale         Shares available
--------------------------------------------------------------------

June 30, 2001        4,344,599                      4,344,599

March 15, 2002       8,000,000                     12,344,599

April 20, 2002       1,300,000                     13,644,599

The dispute regarding the purchase of the Tri-National assets
-------------------------------------------------------------

Senior Care International, S.A. de C.V., a wholly owned subsidiary of Senior Care Industries, executed certain contracts for deed on properties owned by Mexican subsidiaries of Tri-National Development, these contracts being deemed effective on April 30, 2001 even though they were not actually executed until a later date, in May, 2001. In the opinion of Senior Care's Mexican counsel, these contracts give Senior Care an absolute right to title to these properties whenever Senior Care demands title. Prior to requesting fee title, Senior Care management believes that is has the right under those contracts to develop the properties to become either rental property of Senior Care International or for housing inventory for resale. However, it would require the cooperation of the fee owner to place a lien on the property for construction loans or, without cooperation, fee title would have be transferred to Senior Care International. Senior Care paid for the properties by issuing Series F preferred stock.

On May 25, 2001, Tri-National reported on an 8-K Report filed with the SEC that it had sold its Mexican properties to Senior Care.

Later on, the board of directors of Tri-National met and purported to cancel the transaction, reporting this alleged cancellation in a subsequent 8-K Report filed on July 12, 2001. The board also attempted to cancel the contract which Tri-National had made with Senior Care to sell the stock which Tri-National owns in Tri-National Holdings, the Mexican corporation that owns the fee interest in the Plaza Rosarito shopping center and ocean front land. It also claimed that in order for the stock sale to be effective, Senior Care was required to obtain the consent of Capital Trust since the stock had been pledged to Capital Trust to secure a Tri-National debt of $9,200,000 unless Capital Trust approved that sale.

Tri-National filed for protection under Chapter 11 of the Bankruptcy Code [11 U.S.C. Section 101, et seq.] on October 23, 2001. Senior Care Industries, and Senior Care International S.A. de C.V. have now jointly filed an action seeking an injunction in the Bankruptcy Court against Tri-National, its Mexican corporations and Capital Trust, Inc. and further seeking a judicial determination that the board of directors of Tri-National had no authority to unilaterally cancel contracts which Senior Care International had made with Tri-National's Mexican subsidiary corporations, that Capital Trust has no perfected encumbrances against the property owned by Tri-National Holdings, S.A. de C.V. and does not have a perfected interest in the stock of Tri-National Holdings, and finally, that Senior Care International has the right to take any and all necessary steps to perfect its title to the properties which it purchased in Mexico from Tri-National's Mexican subsidiaries.

Senior Care's position is that the action by Tri-National's board had no right to unilaterally cancel the contract between Senior Care and Tri-National to sell the stock which it owned in Tri-National Holdings, S.A. de C.V., that in fact, the stock pledge to Capital Trust was faulty and not perfected and that the Tri-National board could not as a shareholder cancel contracts made by Mexican subsidiaries between those subsidiaries and Senior Care International.

Reliance of Senior Care upon sales from its furniture division
--------------------------------------------------------------

Noble Furniture was purchased by Senior Care as of January 1, 2000. Since that time, the furniture operations have continued to have gross sales of approximately $5,000,000 per year. All costs to operate the furniture company come from furniture sales or from a credit line which Noble has with outside financing sources. It has never depended upon Senior Care for any costs of operations. Likewise, Senior Care does not depend upon Noble furniture for any monies for its operations. Because over the last two years, sales at Noble have generally been flat and there has been no appreciable profit from that division, Senior Care could not expect to rely upon Noble for any of its operating expenses. Furthermore, it should be noted that unless Noble continues the level of sales which it currently has, it would not be able to support itself and could need additional financing to meet its costs. Presently, other than the current financing sources, Noble furniture has no other source of money.

The liquidity of the trading market for your common shares is dominated by Senior Care's officers, directors and their affiliated companies and trusts
---------------------------------------------------------------------------

The liquidity of the trading market for your common shares is dominated by Senior Care's officers, directors and their affiliated companies and trusts. This tender offer will further concentrate the holdings of management and insiders which could have a potential adverse effect on the liquidity of the trading market in Senior Care stock and could make it difficult for you to sell your shares once they have been converted from Series G preferred into common stock.

Senior Care is limited by its geographic concentration in the Southwest
-----------------------------------------------------------------------

Senior Care presently is considering only building in the Southwestern United States in Southern California, Southern Nevada, New Mexico and in the near future in the Northern portion of Baja California in Mexico. Should there be a regional recession or depression in business or, more specifically, in the building business, in the geographical area where Senior Care operates, this would severely impact the ability of the company to get loans for its development projects, would impede the company's ability to build projects, complete them or to sell its completed homes thus severely limiting Senior Care's income stream in the future.

                            TERMS OF THE TRANSACTION

Overview:
---------

Senior Care is offering to acquire 450,000 Common shares of Senior Care by offering to exchange them for an equal number of Series G preferred shares which will over time convert into 60 shares of Common stock for each share of Series G preferred issued to you.

The offer to tender your Common shares and exchange them for Series G preferred shall be available to you from the date of this Tender Offer and shall remain open until January 31, 2002 unless further extended.

The offer which Senior Care is making can be exercised by signing and completing the letter of transmittal attached to the tender offer or obtained from your broker. The transmittal letter will ask you how many shares you wish to tender. You will then send the transmittal letter together with your share certificates and other materials required by the letter of transmittal by one of the mailing methods designated in the letter of transmittal, so that it is received by the Transfer Agent at the address provided in the letter of transmittal before the expiration date of January 31, 2002 or such other date as may later designated if the January 31, 2002 date is extended.

If your Senior Care Common stock is held by a broker, you should receive instructions from your broker on how to participate in this Tender Offer. Contact your broker on how to participate if you have not already received instructions from your broker. Some financial institutions may effect tenders by transmitting shares electronically through the Depository Trust Company.

You will receive 5 Series G stock certificates, each with a specified conversion date set forth on the face of the certificate. The first certificate will be convertible one year from the issue date, the second certificate convertible two years from the issue date, and so forth. Each certificate represents 20% of the number of shares which you tendered.

For example, if you tender 100 shares of common stock you will receive 5 certificates representing 20 shares of Series G preferred on each certificate, 5 certificates all together with different conversion dates, each one year apart.

Reasons for the offer:
----------------------

This offer is being made because of a reverse split which the Board of Directors authorized in March of 2001. Senior Care's shareholders at their Annual Meeting on March 12, 2001 authorized the Board of Directors to make up to a one time 30 to 1 reverse split of the Company's common stock. The Board of Directors then authorized a reverse of the maximum, reverse split which took effect on March 15, 2001. Management heard from many shareholders after this occurred and many of them felt that they would never be able to recover their original investment in Senior Care and were displeased with the reverse split. Some stated that they had paid between $1 and $2 per share for their stock and with the reverse, the stock would have to climb to a price between $30 to $60 just to bring them to a break even point. This some shareholders said, they believed this was unlikely. For that reason, management decided to make the tender offer that is being made here.

Management believes that by tendering common shares for Series G preferred, the investor will, over time, will be able to potentially achieve that break even point since each common share on conversion would only have to be selling between $.50 to $1 to break even.

Thus, a shareholder having 1 share of Senior Care common after the 30 to 1 reverse split, will receive 1 share of Series G preferred which converts into 60 shares of common stock subject to the 5 year conversion period.

Background of the offer:
------------------------

When Senior Care management heard from some shareholders that they were dissatisfied with the reverse, management decided to give all shareholders an opportunity to recover. It was done to demonstrate to our shareholders that Senior Care listens to its shareholders and is concerned about them.

Initially, the offer extended until August 10, 2001. It has been now been extended to January 31, 2002 for completion of the SEC comment process.

Senior Care may extend the tender again since the SEC comment period on our Registration Statement will not be completed until after January 31, 2002.

Extension, Termination or Amendment of the offer:
-------------------------------------------------

Senior Care may extend the offer. It will not terminate it nor will it be amended as to its principal terms.

Exchange of Senior Care common stock and delivery of Series G preferred:
------------------------------------------------------------------------

As noted above, you need to send the common shares which you decide to tender to the agent, First American Stock Transfer, Inc., no later than the deadline which is currently January 31, 2002. The common stock that is sent may be either in certificate form or sent by electronic transfer from your broker.

The delivery of your Series G preferred stock will be sent in certificate form to yourself or your broker, depending upon who transmitted the original common stock certificates to the transfer agent. If you sent them, you will receive the Series G preferred in the mail. If your broker sent them, your broker will receive the Series G preferred certificates in the mail.

Withdrawal rights:
------------------

You may withdraw your certificates from the tender at any time up to the last day to tender, presently January 31, 2002, by sending a letter containing a medallion guarantee which you can obtain from your broker or bank, to the transfer agent and requesting that your shares be returned to you. If you tendered your shares through a broker, you need to contact your broker to find our how to withdraw your shares.

Conditions of the offer:
------------------------

The conditions of the offer are as follows:

1. You must be a shareholder of Senior Care who holds common shares in the company as of the last day to tender, presently January 31, 2002;

2. If you are one of the insiders, officers or directors of the company or a person who executed the agreement with Senior Care prohibiting you from tendering pursuant to this offer, then you may not tender your shares;

3. You must tender your shares in accordance with the terms set forth on the transmittal letter no later than the last day to tender, presently January 31, 2002.

Senior Care's obligation to update information
----------------------------------------------

Under the law, should there be any substantial change in the affairs of Senior Care during the period of time when this offer is pending, Senior Care is obligated under the law to inform you of those facts and to keep you informed of any material change in Senior Care's business affairs and finances.

Fees and expenses:
------------------

All fees and expenses in connection with the tender and issuance of your Series G preferred shares will be paid by Senior Care.

When you convert your shares from Series G preferred to common stock, 60 shares of common for each share of Series G preferred, on the prescribed timetable, you will pay the following fees:

1. A fee of $15 to the stock transfer agent to handle the transaction;

2. a fee of $10 to the stock transfer agent to issue your common stock certificate.

This is a flat fee and it makes no difference whether you are receiving 1 share or 1000 shares of common stock in Senior Care at the time.

You should take these fees into consideration when determining whether you wish to tender your shares since the fee on a percentage basis is far greater if you only have a few shares to tender. For example, if you tender only 5 shares and receive 5 one share Series G preferred certificates, that one share will convert to 60 shares of common and the cost is $25 for each conversion or $125 over the period of 5 years.

Likewise, if your certificate is for 100 shares which converts into 6,000 shares of common stock, the $25 is the same.

The name and address of the Transfer Agent where you will send your stock for conversion is as follows:

Transfer Agent
--------------

The transfer agent is:        First American Stock Transfer, Inc.
                              1717 E. Bell Road, 2-155
                              Phoenix, AZ 85022
                              Telephone: (602) 485-1346

Comparison of security holder rights:
-------------------------------------

Common stock
------------

Each share of Senior Care common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of common stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the company; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

Preferred stock
---------------

As with common stock, each Series G preferred share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. Again, as with common stock, the holders of Series G preferred stock
(i) have equal, ratable rights to dividends from funds legally available; (ii) are entitled to share preferably in all of our assets available for distribution to holders of preferred stock upon liquidation, dissolution or winding up of our affairs receiving a distribution of assets of the company prior to any distribution to common shareholders; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

All series of preferred shares (i) have equal, ratable rights to dividends from funds legally available; (ii) are entitled to share preferably in all of our assets available for distribution to holders of preferred stock upon liquidation, dissolution or winding up of our affairs receiving a distribution of assets of the company prior to any distribution to common shareholders; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders and no series of preferred has a greater preference than any other. The only difference between series of preferred are the terms such as conversion rights, if any, and the times for conversion which may vary between series.

Series G preferred may be converted into common stock over a period of five years from the issue date of issue with 20% of the shares being converted into 60 shares of Common stock on the anniversary date of the issuance and a like 20% becoming convertible into 60 shares of Common stock on each anniversary date thereafter until all of the Preferred shares have been converted.

You are not required to convert on the conversion date but may convert at any time after the date passes. You convert by sending your Preferred stock certificate to the Transfer Agent who will issue a common stock certificate which will be sent to you and then, the agent will cancel your preferred stock certificate.

Accounting treatment:
---------------------

The holding period for your stock will generally be from the time you first purchased Senior Care common stock and your basis in those shares will be what you paid for that stock at the time you purchased it. You should consult your tax advisor as to the particular tax consequences of this Tender Offer to you and as to whether the holding period and cost is different in your case from the statements set forth above.

Federal income tax consequences:
--------------------------------

The exchange of common stock for Series G preferred will be tax free to Senior Care and to its shareholders who participate in this Tender Offer in the opinion of Weed & Co., L.P., a firm that Senior Care engaged to render an opinion on this subject and who is expert in such matters. You should consult your tax advisor as to the particular tax consequences of this Tender Offer to you.

                         PRO FORMA FINANCIAL STATEMENTS
           AND PRESENTATION OF FINANCIAL FORECASTS OF INCOME & EXPENSE
                        FOR SENIOR CARE INDUSTRIES, INC.

What follows are pro forma financial statements showing how the balance sheet of Senior Care might have affected historical financial statements if the transactions contemplated by this Registration and the obligations which Senior Care undertook by its purchase of properties in Mexico which have not yet occurred had been consummated prior to the end of the most recent financial reporting period set forth in this Registration Statement. These pro forma statements may be of assistance to you in attempting to analyze the future prospects of Senior Care because they illustrate the possible scope of change in our historical financial position and the results of operations caused by the issuance of Series G preferred and the Mexican obligations which we have undertaken. Following the condensed balance sheet, you will find notes which explain the difference between the actual number and the pro forma number.

                           SENIOR CARE INDUSTRIES, INC.
                             CONDENSED BALANCE SHEET
                                     ASSETS

                                        September 30, 2001         Pro forma           Pro forma
                                             Actual               Adjustment           Result
                                        -----------------      ---------------      ---------------
CURRENT ASSETS:

Total Current Assets                     $   4,225,823                -0-            $  4,225,823

Fixed Assets:
Development property for resale             86,839,414           (20,462,481)          66,376,933
Property held for rental income              8,460,000                -0-               8,460,000
Machinery & Equipment                          148,916                -0-                 148,916
Other Assets                                 4,996,240                -0-               4,996,240
                                        ---------------        --------------        -------------
TOTAL ASSETS                            $   96,180,393         $ (20,462,481)        $ 75,717,912
                                        ===============        ==============        =============

The explanations which follow on Page 23 are an integral part of this pro forma.


                          SENIOR CARE INDUSTRIES, INC.
                             CONDENSED BALANCE SHEET
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                        September 30, 2001       Pro forma             Pro forma
                                            Actual               Adjustment              Result
                                        ---------------        ---------------       --------------
Total Current Liabilities               $    3,614,070                 -0-           $   3,614,070
Total Long Term Liabilities                 20,302,665                 -0-              20,302,665
                                        ---------------        ---------------       --------------
TOTAL LIABILITIES                       $   23,916,735                 -0-              23,916,735
                                        ---------------        ---------------       --------------
Total stockholders' equity              $   72,263,658         $ (20,462,481)        $  51,801,177
                                        ---------------        ---------------       --------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                  $   96,180,393         $ (20,462,481)        $  75,717,912
                                        ===============        ===============       ==============

The explanations which follow on Page 23 are an integral part of this pro forma.

The pro forma adjustments to the financial statements are as a result of the following:

The cancellation of common shares and issuance of Series G preferred shares pursuant to the terms of this tender offer will have no effect on total stockholder equity because both common shares and Series G preferred are booked at par value or $.001 per share when calculating stockholder equity. Thus the following result would occur:

Cancellation of 450,000 common shares = $(450) reduction in par value of shares outstanding Issuance of 450,000 Series G Preferred = $ 450 increase in par value of preferred shares outstanding
                                         -----
Resulting difference =                    -0-

The pro forma adjustment to development property for resale in Fixed Assets and the corresponding reduction in stockholder equity results from the anticipated payments to note holders of Tri- National and to Capital Trust to pay a debt of Tri-National which Senior Care agreed to pay from the sale of property in its contracts for deed. This results in the following reduction in total development property held for resale and a corresponding reduction in total stockholder equity by the following amounts:

Redemption of 228,000 Series F preferred shares by payment of $(11,262,481) to Tri-National note holders Redemption of 135,000 Series F preferred shares by payment of $ (9,200,000) to Capital Trust
                                                              ------------
Total adjustment:                                             $(20,462,481)

What follows is a financial forecast for Senior Care showing what the actual revenues and expenses were for the nine month period ended September 30, 2001, and a forecast of what management believes will be the revenues and expenses for the company for the next twelve month period from September 30, 2001 to September 30, 2002. Following the forecast is a discussion of why management believes these results will occur.


                          SENIOR CARE INDUSTRIES, INC.
                               FINANCIAL FORECASTS

                                                                 Nine Months
                                                                 ended Nine
                                                                 Months ended
                                                                 September 30,
                                                                 2001 September
                                                                 30, 2002
                                                                       Actual             Forecast
                                                                    -------------       -------------
REVENUES:

Real Property Rental Income                                         $    642,494        $     770,400
Furniture sales                                                        4,335,704            5,547,004
Real Estate Sales                                                      4,514,000           14,753,250
Sales Returns & Discounts                                                (64,346)             (55,000)
                                                                    -------------       -------------
Total Income and Net Sales                                          $  9,427,852        $  21,015,654

Less: Cost of Goods Sold
  Cost of Furniture Sales                                             (3,452,091)          (4,437,603)
  Cost of Real Estate Sales                                           (3,738,073)         (10,706,156)
                                                                    -------------       -------------
Gross Profit on Sales                                                  2,237,688            5,871,995

Less: Selling, general and administrative                             (1,097,618)          (1,661,775)
      Depreciation & Amortization                                       (241,566)            (240,000)
                                                                    -------------       -------------
Net Profit (Loss)                                                        898,504            3,980,220
Less: Interest expense                                                  (737,332)            (737,332)
      Income taxes                                                                           (440,479)
                                                                    -------------       -------------
Net Profit (Loss) after interest & tax provision                    $    161,172        $   2,802,409
                                                                    =============       =============
Weighted average number of common shares outstanding:
       Basic                                                          15,610,182           22,510,182
       Diluted                                                        15,610,182           59,970,182
                                                                    =============       =============
Net Profit or loss attributable to common shareholders per share:
       Basic                                                        $      0.009        $         .13
       Diluted                                                      $      0.009        $         .05
                                                                    =============       =============

The following assumptions are made by the above forecasts:

1. Income from real property rentals as of September 30, 2001 showed an average occupancy of 68%. This historical occupancy rate was low due to the fact that construction of the Pecos Russell Business Center had only been completed during the beginning months of 2001. As a result, the company believes that occupancy levels will increase and vacancy factors of 5% on Pecos Russell and 11% for Friendly Bear are forecast based upon historical information and a survey of rental occupancy for similar space in the community. When these factors are considered, it results in a net monthly increase in rental income of $14,206.

2. Furniture sales are expected to increase with the manufacture of cabinetry and other mill work for homes being constructed by Senior Care at its Flamingo 55 and Cottages at San Jacinto developments raising otherwise flat sales for Noble Furniture by $287,300 for the forecast reporting period. Additionally, there is a furniture contract for furnishing homes with that contract totaling $473,000 for San Jacinto and $451,000 for Flamingo 55. It is not anticipated that furniture sales in the normal market will increase based upon ordering patterns recently observed for luxury goods sales in the current market.

3. Real estate sales commenced during the 2nd quarter of 2001, selling condominiums at the Evergreen Manor II project in Los Angeles. It is anticipated that this project will completely sell out during 2001 with less than 10 units being sold during the first quarter of 2002. Then, late in 2002, the Flamingo 55 town homes will come into the market and be sold as will the first phase of San Jacinto where Senior Care will during that period build 43 homes. Sales from Flamingo and San Jacinto during the first nine month period of 2002 are forecast to sell as follows:

Flamingo 55

27 proposed townhomes at $135,500 = $ 4,660,000
28 proposed townhomes at $140,000 = $ 3,920,000
                                    -----------
Total proposed sales =              $ 7,580,000
Less: Cost of goods sold =            6,774,397
                                    -----------
Gross profit on sales =                 805,603

The price per townhome and anticipated cost of construction were determined based upon the complete appraisal which was done by Gary R. Kent, Inc., Real Estate Appraisers & Consultants by Gary R. Kent, MAI which was completed on October 10, 2001. The value opinions expressed were based upon "assumed finished" market value of the subject property, prospective individual and prospective aggregate retail values for the "assumed finished" townhome project, analysis and determination of costs of construction taking into consideration land costs and other costs incurred to make the land suitable for development coming to an amount for "assumed finished" gross sales proceeds. Three approaches were used to make these value determinations, the cost approach to value, the income capitalization approach and the sales comparison approach. The opinions of market value expressed above for purposes of these forecasts utilized the sales comparison approach which involved the direct comparison of recent sales of similar land parcels located in the general area of the subject property. For purposes of determining the cost of goods sold for these forecasts, the cost approach was utilized relying upon the Marshall Valuation Cost Book which is used in the Las Vegas/Henderson Valley for this purpose. The cost approach involves the estimation of the cost incurred and anticipated profit in development of the finished townhomes which is typically added to the land value opinion to obtain a total value indication. No depreciation is estimated since this is a proposed project.

Phase 1 of the Cottages at San Jacinto

5    1,075 square foot homes at $104,500 =   $   552,500
10   1,448 square foot homes at $130,500 =   $ 1,305,000
14   1,488 square foot homes at $132,500 =   $ 1,855,000
14   1,632 square foot homes at $138,500 =   $ 1,939,000
                                             -----------
Total proposed sales =                       $ 5,621,500
Less: Cost of goods sold =                     3,241,490
                                             -----------
Gross profit on sales =                      $ 2,380,010

The price per home and anticipated cost of construction were determined based upon the complete appraisal which was done by Morgan Appraisal & Consulting, Real Estate Appraisers & Consultants by Greg Limbach, MAI which was completed on January 16, 2001. The value opinions expressed were based upon "assumed finished" market value of the subject property, prospective individual and prospective aggregate retail values for the "assumed finished" townhome project, analysis and determination of costs of construction taking into consideration land costs and other costs incurred to make the land suitable for development coming to an amount for "assumed finished" gross sales proceeds. Three approaches were used to make these value determinations, the cost approach to value, the income capitalization approach and the sales comparison approach. The opinions of market value expressed above for purposes of these forecasts utilized the sales comparison approach which involved the direct comparison of recent sales of similar land parcels located in the general area of the subject property. For purposes of determining the cost of goods sold for these forecasts, the cost approach was utilized. The cost approach involves the estimation of the cost incurred and anticipated profit in development of the finished homes which is typically added to the land value opinion to obtain a total value indication. No depreciation is estimated since this is a proposed project.

The company relied upon the conclusions of the appraisers when making the determinations of value for purposes of these forecasts after a thorough review of the appraisal documents which included market surveys, general economic indicators for the regions where the properties are located, contracts between Senior Care and others which were already in force when the appraisals were made which allowed an actual determination of land cost and other costs which already had been incurred on the projects by Senior Care prior to the appraisals being made.

4. Cost of goods sold for furniture sales has historically been approximately 80% of adjusted gross sales. The same percentage has been used for purposes of this forecast. This percentage has remained constant for at least the last five years and was determined from actual historical financial statements of the furniture operation.

Cost of goods sold for real estate sales were previously discussed herein above on Page 25 in note 3 and has been determined based upon the conclusions of appraisers engaged by Senior Care to make a determination of expected costs in connection with the development of these projects.

5. Selling, general and administrative expenses have historically been approximately 14% of furniture adjusted gross sales and 6% of the gross sale price of real estate. Those percentages were used for purposes of this forecast. The same percentage has been used for purposes of this forecast. This percentage has remained constant for at least the last five years and was determined from actual historical financial statements of the furniture operation. As to real estate sales, this determination, again, was made from the appraisals furnished to Senior Care and based upon historical sales data from the sale of the Evergreen Manor II project.

6. Provision for income taxes - The need to pay income taxes will assert itself during the next 12 month period if profits exceeds the amount of Senior Care's deficit as of September 30, 2001 of $(1,947,369). At a tax rate of 34%, it is anticipated that after consideration for the deficit, Senior Care will be required to pay income taxes based upon the following calculation:

Net profit for period =       $ 3,242,888
Less: Deficit =                (1,947,359)
                              -----------
Income to which tax applies = $ 1,295,529
x 34% =                           440,479

7. Net profit or loss attributable to common shareholders, per share, basic and diluted - As of September 30,2001, Senior Care had 15,610,182 shares outstanding.

The number of shares used for purposes of the forecast was 22,510,182 which recognizes that a maximum total of 5,400,000 common shares will be issued to Series G preferred shareholders one year after their issue date for conversion from Series G preferred to common stock and 1,600,000 shares which are expected to be issued to officers and directors pursuant to the company stock option plan during the next year. This share number is used for the to determine per share income "basic." To determine the share income "diluted" it is necessary to include the dilution which may or will occur from the later conversion of Series F and Series G preferred shares over the next five year period following the forecast. Over that period of time, a maximum of 21,600,000 common shares are expected to be issued from conversions of Series G preferred and if Series F preferred shares are not redeemed by the company over the next six years, there is a potential that an additional 15,860,000 shares could be issued of common stock from the conversion of Series F preferred thus resulting in a total of 59,970,182 common shares. This share number is used for the purpose of determining income per share when fully diluted.

The number of shares outstanding could increase further in the event any of the following things occurs:

a. Senior Care may issue shares following the filing of an SB-2 Registration statement to issue common stock in connection with a private placement whereby Senior Care will raise $15,000,000. The number of shares to be issued for this purpose has not yet been determined since no actual sales of shares has yet occurred. It is estimated that the number of shares issued may be approximately 3,000,000 additional shares but that number could be more or less and is not sufficiently determinative at this time to include in this forecast.

b. Senior Care purchases property in the future in exchange for either common or preferred stock.

                     DESCRIPTION OF BUSINESS OF SENIOR CARE

Senior Care's Business Model
----------------------------

Senior Care is dedicated to building affordable housing for senior citizens. Currently, Senior Care has projects under development in Southern California, Las Vegas, Nevada and in New Mexico. Sales on its condominium project in Los Angeles, California are presently underway. Taking advantage of compelling demographic and regional trends as well as substantial governmental and international investment in the Baja California region of Mexico, Senior Care recently purchased large tracts of property in the Rosarito Beach area of Baja California in Mexico. This property will also be developed for the senior market. The projects are within a one hour drive of San Diego, provide an alternative attraction to Palm Springs, Phoenix and Las Vegas. Where those desert communities are only viable six months of the year due to extreme heat during the summer months, Baja California offers a year-round climate which averages 75 degrees Fahrenheit. Additionally, Baja California offers the amenities available from its oceanfront location including fishing, sailing, swimming, surfing, other water sports, oceanfront golf and a competitive advantage other inland desert communities cannot provide.

Senior Care also owns Noble Concepts, a manufacturer of high-quality "Craftsman Mission" furniture which is distributed throughout the United States to a variety of furniture retailers. Senior Care also utilizes Noble to furnish its models and rental units.

The Company generally invests in, manages, and develops senior housing, develops and manages office malls and strip malls and for-sale and rental, independent living age-restricted communities. In the future, Senior Care may enter into the development of assisted living centers for seniors.

Information required of certain real estate companies
-----------------------------------------------------

a.  The name, date and form of the organization of the registrant
    -------------------------------------------------------------

The company that today is Senior Care was originally organized under the laws of the State of Idaho, February 26, 1968, as Golden Chest, Inc. Golden Chest was in the business of acquiring and developing mineral properties.

In 1985, Golden Chest merged with TAP Resources, Ltd, (TAP) a British Columbia corporation in a transaction where the Company issued 1.25 shares of Golden Chest Inc common stock in exchange for each share of TAP common stock. At the time of the merger, the Company and TAP were partners in a minerals exploration joint venture. After the merger Golden Chest Inc. was the surviving corporation while TAP Resources was dissolved.

In 1990, the Company merged with Petro Gold Inc, a Washington corporation, in a transaction where the Company issued 3,000,000 shares of Golden Chest common stock in exchange for all shares of Petro Gold, Inc. common stock. After the merger Golden Chest was the surviving corporation while Petro Gold, Inc. was dissolved.

On April 5, 1999, the then board of directors of Golden Chest changed the company name to Senior Care Industries, Inc., and changed corporate situs from Idaho to Nevada. The company was then re-incorporated on August 26, 1999 under the laws of the State of Nevada.

The company operates in Nevada and also operates in California with its principal business headquarters in the State of California and therefore, is subject to California laws and is registered to do business in the State of California.

Senior Care owns the following subsidiaries who are also Nevada corporations or other types of Nevada business entities.

These include the following:

Noble Concepts Fidelity, Inc., formed in June of 1999 and is the furniture manufacturing company which is headquartered in San Diego, California and is also registered to do business in California and is subject to its laws.

P/R Business, Inc., formed on June 25, 1999 and is the operating manager of Pecos Russell Business Center which is a Nevada corporation operating in the State of Nevada. Pecos Russell Business Center, LLC, which is a Nevada limited liability company which also was formed in June of 1999 is the owner of Pecos Russell Business Center.

Friendly Bear Plaza, Inc., a Nevada corporation formed on July 15, 1998 owns a strip mall in Las Vegas, Nevada and manages that property in the State of Nevada.

Flamingo 55, Inc., a Nevada corporation formed on January 8, 2001 owns the real property in Las Vegas, Nevada where it will develop a total of 55 town homes for seniors.

S.R.I. SFR, Inc., a Nevada corporation also formed in January, 2001 owns the real property where The Cottages at San Jacinto will be built near Palm Springs, California. This corporation is the owner and will be the developer of The Cottages at San Jacinto where 223 homes for seniors will be built.

Senior Care also has the following subsidiaries that are not Nevada corporations:

Signature Properties, Inc. is a New Mexico corporation formed on November 9, 1995 that owns the property in the State of New Mexico where a total of 56 apartment units will be built for seniors in Albuquerque, New Mexico.

Evergreen Manor II, LLC, a Delaware limited liability formed in September of 1998 is the owner and developer of the Evergreen Manor II condominium project in Los Angeles, California which is currently in its sales mode.

Senior Care International, S.A. de C.V., a United States of Mexico corporation doing business in the State of Baja California del Norte that was formed in May, 2001. This corporation is the owner and will be the developer of various properties which it purchased from various Mexican subsidiaries of Tri-National Development Corporation, all located in and around the Rosarito Beach area South of San Diego, California.

b.  The date when these entities will cease to exist
----------------------------------------------------

Senior Care as well as all of the other corporations discussed above have perpetual existence except for Evergreen Manor II which is a limited liability company whose existence will terminate once the condominiums have all been sold.

c. The date of annual meetings of stockholders of the registrant
-----------------------------------------------------------------

Senior Care is required by its bylaws to hold annual meetings in March of each year. The last annual meeting having been held on March 12, 2001.

d. The names of all promoters who reorganized Golden Chest
----------------------------------------------------------

The original promoters who organized the transition from Golden Chest into Senior Care were as follows:

Thomas Reichman who became president of Senior Care following the transition. He left the company to become an officer of Rubber Technology, Inc. in early 2000.

Stephen Reeder who became president of Senior Care following the resignation of Thomas Reichman in early 2000. Mr. Reeder resigned as president in May, 2001 but continues as a consultant to Senior Care and is president of Senior Care International, S.A. de C.V.

Al Harvey who became a director of Senior Care following the transition. He resigned from the board of directors in late 2000 for personal reasons.

Martin Richelli and Ken Schultz was both officers of Senior Care following the transition, both leaving the company in late 2000 for personal reasons.

Richard Hart was a director of Senior Care following the transition and was not re-elected to the Board of Directors at the annual meeting of March 12, 2001.

Bob Coberly and Scott Brake who were also officers and directors of Senior Care following the transition continue to be officers and directors.

450,000 shares of Senior Care common stock was issued to the promoters listed above by authorization of the Board of Directors on October 4, 1999, each of the promoters being issued 50,000 shares except Thomas Reichman and Steven Reeder who each received 100,000 shares. Those shares were reduced from 450,000 to a total of only 15,000 as a result of the reverse split which became effective on March 15, 2001. All of the shares were originally restricted under Rule 144 but that restriction would no longer prevent the sale of any of these shares.

The policies of Senior Care regarding certain activities
--------------------------------------------------------

The Board of Directors of Senior Care without the approval of the stockholders may issue senior securities, borrow money, make loans to other persons, invest in securities of other issuers for the purpose of exercising control, engage in the purchase and sale of investments, offer securities in exchange for property, repurchase or otherwise reacquire its shares or other securities.

This means, among other things, that generally the board will make acquisitions of property which they deem in the best interest of the company, mainly for development purposes, without stockholder approval and will pay for those properties by issuing securities, either common or preferred stock, or both, cash and/or a combination of cash and promissory notes and may give a deed of trust securing the property as collateral for a loan to buy it.

Likewise, the board may enter into joint ventures and partnerships with others to acquire property using stock or a combination of stock and debt, all without stockholder approval. The board may also sell entire projects, either the entire project after being enhanced by entitlements before construction actually occurs or may sell individual homes or condominiums to retail buyers after the development is complete.

Senior Care has no intention of underwriting securities of other issuers.

The company will make an annual report to its stockholders by filing an annual report with the Securities & Exchange Commission, a copy of which will be mailed to all stockholders with annual proxy materials. The annual report will contain certified statements by an independent public accountant.

The investment policies of Senior Care
--------------------------------------

Geographic area of specialization
---------------------------------

Senior Care intends to acquire real estate or interests in real estate, usually for development and resale. The geographic area in which Senior Care intends to specialize is the Southwestern United States including Southern California, Southern Nevada, Arizona and New Mexico as well as in Northern Baja California in the State of Baja California del Norte. However, Senior Care may elect to invest in properties outside of this general area.

Types of real estate to be acquired
-----------------------------------

Senior Care intends to generally acquire undeveloped acreage which it then intends to develop into homes, town homes and/or condominiums for resale to seniors.

The company will also acquire sites for development of shopping centers, strip malls and office complexes to a lesser extent that are ancillary to senior projects. It has also acquired such sites that have been partially developed and where Senior Care will be required to complete that development.

The method of financing real estate projects
--------------------------------------------

Generally, the purchase of undeveloped acreage is purchased with stock, either common or preferred, and/or a combination of stock with cash and/or a promissory note secured by a deed of trust on the property being purchased. The development of the acreage including utilities, streets and other amenities as well as the construction of homes is generally financed by a construction loan obtained either from a bank or lending institution. In certain instances, Senior Care may become the general partner of a real estate syndication where limited partners invest money to develop the property and receive in addition to their limited partnership interest a deed of trust on the property to secure their investment in it. To date, Senior Care has not yet undertaken a joint venture of this type but intends to do so in the immediate future.

There are no limitations on the number or amount of mortgages which may be placed on any one piece of real property as a matter of policy. However, the number or amount of mortgages may be limited by the value of the property when compared to the willingness of a lender to accept that property as security.

It is primarily the business of Senior Care to acquire these assets with a view toward the income which will be derived from the development of them. In certain instances the company has retained property for rental income. However, the general policy is to develop acreage into homes, condominiums and town homes which are to be sold following construction to retail buyers who are seniors to generate income for the company.

The company has no specific policy as to the amount or percentage of assets which will be invested in any specific property.

Investments in real estate mortgages
------------------------------------

The company does not invest in real estate mortgages and it is not intended that it will make any such investments.

Securities of or interests in persons engaged in real estate activities
----------------------------------------------------------------------

The company presently has one investment in a real estate limited liability company, Delran Associates, LLC, which owns a real estate development project in the State of New Jersey. Senior Care owns a 45% membership interest in that limited liability company.

Senior Care may make investments in the future in joint ventures, stock investments and partnerships where Senior Care is the majority interest holder or where the company is the general partner. It already owns a stock interest in various corporations where Senior Care is the sole shareholder as described above. It is the policy of the company to purchase properties for development in a subsidiary corporation in order to limit liability and to render separate and individual accounting for each individual project being undertaken by Senior Care.

Generally, the investments will be in undeveloped acreage where the subsidiary company is expected to develop that acreage into an income producing subsidiary for Senior Care. The income flow may be either from the sale of housing inventory or from rental income as with the development of the strip mall and office mall in Las Vegas, Nevada.

Investments in other securities
-------------------------------

Other than as noted above, Senior Care does not intend to invest in securities listed on a national securities exchange unless, in individual circumstances, it should attempt a takeover of a real estate based company as part of the company growth strategy. Normally, the company only invests in common stock in a subsidiary that Senior Care has specifically formed itself to make an acquisition or where it purchases all of the stock in a private corporation which already owns a specific acquisition property.

Description of real estate
--------------------------

On April 30, 1999 Senior Care completed the purchase of the assets and liabilities of East-West Community Developer for a note payable of $700,000 to East West, assumed liabilities on the properties being purchased and issued stock to the sellers of the properties. The stock was not issued to East West Community Developer but was rather issued directly to the persons and entities from whom East West had obtained agreements to sell the property. The purchase of the East West assets was completed on April 30, 1999.

After these acquisitions were complete, Senior Care owned the following interests in companies that owned real estate:

1. Delran Associates, LLC: Senior Care purchased a 45% membership interest in a limited liability company which owns a development project in Delran, New Jersey. It was anticipated that when the development property was sold that the members would realize a profit on their investment. This has not yet occurred and the managing member of Delran has not rendered an accounting to Senior Care nor has Senior Care ever obtained any income from this investment. The Company is involved in litigation regarding its membership interest in Delran and readers are advised to review the litigation section of this prospectus to get full details regarding that litigation. Senior Care still owns this membership interest but is subject to a lawsuit, discussed elsewhere in this prospectus challenging that interest.

2. Evergreen Manor II, LLC: This 47 unit senior condominium project located in Monterey Park, California near Los Angeles was under construction when Senior Care became the managing member and sole limited partner of the limited liability company in April, 1999. Senior Care assumed the construction loan on the property which at that time was approximately $2,635,285 and was fully due and payable at the end of February, 2002. As of September 30, 2001, the balance on this loan was $1,682,745. The interest rate on this loan is prime plus 1.25% and required monthly interest payments of $17,538 per month prior to the time the loan started being paid off by the sale and release provisions of the loan documents which allow a gradual paydown as condominium units are sold. Sales commenced in April, 2001 and as of September 30, 2001, a total of 21 units had closed escrow and an additional 10 units were in escrow pending closing. The construction loan will be paid in full under the release provisions of the loan once a total of 40 units have been sold and based upon present sales volume, the company expects to reach the sale of 40 units no later than the end of January, 2002.

3. Signature Properties, Inc.: This corporation owns acreage which is approved for the construction of a 57 unit Senior Apartment Project in Albuquerque, New Mexico. Senior Care assumed an outstanding loan on this property of $2,297,025. This loan which was originally due on June 1, 2001 has been extended and is now due on June 1, 2003. It bears interest at the rate of 12.5% payable in interest only installments of $26,695 per month. Senior Care has a commitment from the Department of Housing & Urban Development for a construction and takeout loan which will amortize the land loan and build out the apartment project which Senior Care will then manage as an adult living facility and will hold for rental income. The HUD loan has not yet closed and it is not anticipated that it will be finalized until some time in the first quarter of 2002. The actual build out of the apartment structure is expected to take approximately one year from the time construction commences.

4. Friendly Bear Plaza, Inc.: This is a 25,000 square foot strip mall located in Las Vegas, Nevada with 21,200 square feet of rentable space. There is a mortgage loan on the property in the amount of $2,139,435 which bears interest at the rate of 8.5% per annum payable in monthly installments of $17,312 with a balloon payment of all principal and interest due in 2009. This property is held for rental income. The property is carried on the books of the company with a value of $2,575,000 which was derived from the original appraised value of the property when purchased plus the amount of any monies expended since purchase for improvements and interest on the loan which have been capitalized. This leaves a net asset value of $435,565 as of September 30, 2001.

As of November 1, 2001, the company had the following triple net store leases which realized the income set forth below assuming an 11% vacancy factor which is historically the vacancy factor which the company has experienced:


Tenant                     Rent        Unit       Monthly         Begin          End
Name                       Per sq. ft  sq. ft.    Rent amt.       Lease          Lease
--------------------------------------------------------------------------------------
Oh's Market                $1.44       3,600      $  5,184        Apr. 1998      Apr. 2013
Clip Joint                  1.25       1,200         1,500        Mar. 1998      Mar. 2003
J.K. Jordan CPA             1.44       1,100         1,584        Jun. 1998      May  2003
EW Development              1.45       1,100         1,595        Jun. 2001      May  2004
Hot Tropic Tan              1.40       1,200         1,680        Jul. 1998      Jun. 2004
Tacos Los Toritos           1.44       2,400         3,456        Sept.1998      Aug. 2008
Nguyen Manicure             1.55       1,200         1,860        Jun. 1998      May  2003
Frios Agua                  1.44       1,200         1,728        Feb. 1999      Feb. 2002
Red Hot Video               1.45       1,200         1,740        Feb. 2002      Jan. 2007
Jekamel's Bake Shop         1.40       1,100         1,540        Mar. 2000      Feb. 2003
Chiropractor                1.44       1,100         1,584        Jan. 1998      Feb. 2003
Meat Market                 1.44       2,400         3,456        Jun. 1998      May  2004
Casa de Cambio              1.60       1,200         1,920        Jan. 1999      Dec. 2002
Dentist                     1.45       1,200         1,740        Pending
                           ---------------------------------------------------------------
Average rent per sq. ft.:  $1.44
Total sq. feet:                       21,200
Total Monthly Rental:                             $ 30,567
Less: Triple Net Charges                            (5,088)
                                                  --------
Net Rental Income per month                         25,479
Less: 11% Vacancy Factor                             2,803
                                                  --------
Anticipated Monthly Income as Adjusted:           $ 22,676 annualized x 12 = $272,112


Since the construction on this property was completed in 1998 and leasing commenced, the vacancy factor has been steady at approximately 11%.

This property is a commercial rental property and as such, it is depreciated on a straight line basis using a useful life of 39 years on the building and a useful life on the components in accordance with General Accepted Accounting Principles [GAAP] on each non building component such as air conditioning systems and other equipment.

5. Pecos Russell Business Center, LLC and P/R Business, Inc.: When Senior Care purchased Pecos Russell Business Center it was under construction. The plan was to build a 32,000 square foot office mall. As of June 30, 2001, that construction had been completed. As of November 1, 2001, 90% of the units in the complex had been leased on average 12 months leases. The property is valued on the books of the company at $5,885,000 which is based upon the original appraisal of the value of the property when purchased plus the amount of any monies expended since purchase for improvements and interest on the loan which have been capitalized. The construction loan which is still in place totals $3,254,000, bears interest at the rate of 9.25% interest per annum and is fully due and payable at the end of December, 2009. The regular monthly payment on the loan is $9,400.

The income and expense forecasts for this property for year commencing September 30, 2001 through September 30, 2002 are as follows allowing for a 5% vacancy factor which the company believes is the standard in the Las Vegas area for office space of a nature similar to the space leased by the company in this project:

Gross Income
7,953 sq. ft. @ $1.75 per foot plus $.15 for
fiber internet lease modification x 12 months           $   181,328
7,953 sq. ft. @ $1.90 per foot plus $.15 for
fiber internet lease modification x 12 months               181,328
single lease @ $16,703 per month x 12 months                200,760
plus Cam charge income                                       34,504
plus telephone income                                        16,730
plus additional fiber internet income                        16,992
                                                        -----------
Total forecast income:                                  $   631,642
Less: 5% vacancy factor                                     (26,582)
                                                        -----------
Adjusted gross forecast annual income:                  $   604,960
Less Operating Expenses:                                   (103,123)
                                                        -----------
Net forecast income before debt service:                $   501,837

This entire property is leased to professionals using the executive suite method by which a central receptionist and telephone system is available to tenants who rent a single room as an office and enjoy community facilities for telephone answering, copying, conference facilities and other amenities. However, some tenants have rented multiple suites and some have lease obligations which are both one year and two year leases. Because construction of this property was only recently completed, there is no historical basis for a determination of vacancy factor other than comparison to other office space of a similar nature in the general area. Using that comparison, the company has concluded that a vacancy factor of 5% is usual and normal for such offices in the current market. Of course, the market could change and the vacancy factor could increase since these tenants are not on long term leases and rent generally on a month to month basis.

Current status of uncompleted development projects
--------------------------------------------------

A discussion follows of each of the uncompleted development projects which Senior Care is presently pursuing. The first group are properties where Senior Care already owns the land and is in the development phase which is scheduled to begin within the next 12 months. The second group of properties are those, some of which Senior Care already owns the property but in some cases, only contracts for the purchase of the property are in existence where Senior Care most likely will not begin development within the next 12 months but may do so.

Development scheduled to start in the next 12 months
----------------------------------------------------

Senior Care intends to commence construction on the following projects within the next 12 months:

1. The Cottages at San Jacinto: Senior Care plans the first phase of construction on a 223 residential lot senior restricted housing development in San Jacinto, California. The first phase calls for the construction of 43 homes. San Jacinto is approximately 40 minutes from Palm Springs and 10 minutes from Hemet, California. Title to this property transferred to Senior Care's wholly owned subsidiary, S.R.I. SFR, Inc. in May, 2001 when the plot map for the entire project was recorded. Senior Care needs to obtain construction financing and then can begin construction on the first phase of 43 homes. Construction is contemplated in 5 phases.

The price per home and anticipated cost of construction were determined based upon the complete appraisal which was done by Morgan Appraisal & Consulting, Real Estate Appraisers & Consultants by Greg Limbach, MAI which was completed on January 16, 2001. The value opinions expressed were based upon "assumed finished" market value of the subject property, prospective individual and prospective aggregate retail values for the "assumed finished" townhome project, analysis and determination of costs of construction taking into consideration land costs and other costs incurred to make the land suitable for development coming to an amount for "assumed finished" gross sales proceeds. Three approaches were used to make these value determinations, the cost approach to value, the income capitalization approach and the sales comparison approach. The opinions of market value expressed above for purposes of these forecasts utilized the sales comparison approach which involved the direct comparison of recent sales of similar land parcels located in the general area of the subject property. For purposes of determining the cost of goods sold for these forecasts, the cost approach was utilized. The cost approach involves the estimation of the cost incurred and anticipated profit in development of the finished homes which is typically added to the land value opinion to obtain a total value indication. No depreciation is estimated since this is a proposed project.

The hard cost of construction for the entire project is estimated to be $13,167,400 or $40 per square foot assuming a total living area of 329,185 square feet with an average unit size of approximately 1,476 square feet. Indirect construction costs were estimated at $5 per square foot or $1,645,925 and common area, model upgrades and amenity costs were estimated at $1,000,000. General administrative costs including builder's overhead is estimated at approximately $12,000 for each six month period of the project which is anticipated to take approximately four years. Pre-development costs, architectural and professional fees are estimated to be $6,000 per floor plan or a total of $24,000, insurance, landscape maintenance on standing inventory and other miscellaneous costs are estimated at $1,000 per month throughout the entire four year period. Building permits are estimated at $5,000 per unit and are to be paid at the beginning of each phase. The initial construction loan for the first phase will be in the amount of $4,800,000 which will be repaid from the sale of homes with releases to the lender as each escrow closes. The estimates of the income from the sale of the first phase of homes should come in the first year of development and will be as follows:

5    1,075 square foot homes at $104,500 =   $   552,500
10   1,448 square foot homes at $130,500 =   $ 1,305,000
14   1,488 square foot homes at $132,500 =   $ 1,855,000
14   1,632 square foot homes at $138,500 =   $ 1,939,000
                                             -----------
Total proposed sales =                       $ 5,621,500
Loan Repayment =                              (4,800,000)
Estimated interest paid =                       (360,000)
                                             -----------
Cash available after loan repayment =        $   461,500

It is estimated that loan repayments will commence approximately nine months after initial draw downs on the loan with initial home sales. Interest is assumed to be at the rate of 10% per annum on the declining balance due and that the loan will be entirely repaid in one year with partial payments commencing in the ninth month.

2. Flamingo 55: We will begin construction on the Flamingo 55 project located in the City of Las Vegas, Nevada at the intersection of Flamingo Blvd. and Freeway
95. The land was purchased by Flamingo 55, Inc. on May 3, 2001. The subdivision plot map has been recorded and construction permits have been issued. Senior Care needs to obtain construction financing and can then commence construction.

The price per townhome and anticipated cost of construction were determined based upon the complete appraisal which was done by Gary R. Kent, Inc., Real Estate Appraisers & Consultants by Gary R. Kent, MAI which was completed on October 10, 2001. The value opinions expressed were based upon "assumed finished" market value of the subject property, prospective individual and prospective aggregate retail values for the "assumed finished" townhome project, analysis and determination of costs of construction taking into consideration land costs and other costs incurred to make the land suitable for development coming to an amount for "assumed finished" gross sales proceeds. Three approaches were used to make these value determinations, the cost approach to value, the income capitalization approach and the sales comparison approach. The opinions of market value expressed above for purposes of these forecasts utilized the sales comparison approach which involved the direct comparison of recent sales of similar land parcels located in the general area of the subject property. For purposes of determining the cost of goods sold for these forecasts, the cost approach was utilized relying upon the Marshall Valuation Cost Book which is used in the Las Vegas/Henderson Valley for this purpose. The cost approach involves the estimation of the cost incurred and anticipated profit in development of the finished townhomes which is typically added to the land value opinion to obtain a total value indication. No depreciation is estimated since this is a proposed project. The entire project will be built in one phase. The company is seeking a loan of $6,400,000 loan with interest at the rate of 10% per annum on the declining balance due. This loan will be repaid from the sale of homes in release amounts as escrows close. The following cash flow is anticipated from home sales with a construction cost including the cost of land and all site improvements which is estimated at $6,774,397:

27 proposed townhomes at $135,500 =    $ 4,660,000
28 proposed townhomes at $140,000 =    $ 3,920,000
                                       -----------
Total proposed sales =                 $ 7,580,000
Loan repayment =                        (6,400,000)
Estimated interest paid =                 (480,000)
                                       -----------
Cash available after loan repayment = $    700,000

3. West Valley Apartments: Clearance to commence construction on this 56 unit apartment building has been obtained from all relevant authorities and Senior Care has a loan commitment from HUD who will supply both a construction and take out loan in an amount sufficient to complete the construction of the project. The company intends to borrow approximately $3,348,282 to complete construction of the entire project in one phase.

Senior Care obtained a market study and expense analysis from Integra Realty Resources, DFW, done by Charles A. Bissett, MAI, CRE on September 28, 2001 to determine the rent that the company could charge for the apartments which it is building and the estimated annual expenses of operation in the City of Albuquerque. A regional economic study was performed which included population and demographic trends, household growth, income levels, employment, projected job growth, unemployment and governmental factors relevant to construction in this area. Additionally, a market area description and analysis was performed which took into consideration such things as social forces, household size, median age, income levels and growth rates, the single family housing market, environmental forces, street improvements and overall accessability. The site was studied and analyzed as well as were legal constraints and tax impact. An apartment market analysis was made which included such things as existing supply, most recent apartment completions, forecasts for apartment needs and occupancy trends as well as local rental rates. The study concluded that the West valley area will continue to grow leading to a continued demand for housing since the market is presently under supplied with gross occupancy of 100%. The study concluded that the market is capable of absorbing up to 100 units over the next 12 months and easily capable of absorbing the West Valley Apartment complex in the near term.

The analysis concluded that the company would realize an average rental rate of $713 per unit or $.79 per square foot of rentable space resulting in an annual income of $502,400, annual expenses including management, administration, insurance and taxes of $(172,366) resulting in net operating income before debt service of $299,890 allowing for a 5% vacancy factor.

The present land loan will be exchanged for equity upon completion of construction and Senior Care will issue the equivalent of $2,297,025 in common stock at the price per share for company common stock on the date of completion. The loan to build out the apartment structure in the amount of $3,348,282 will be a fully amortized loan for 40 years with payments of principal and interest of $19,226 per month resulting in annual payments of $230,712 resulting in a net cash flow of $69,178.

Other properties where development will not necessarily commence in the next 12 months
-----------------------------------------------------------------------

The following properties are also scheduled for development but that development will not necessarily commence within the next 12 months:

1. Plaza Rosarito: Senior Care International entered into a contract for deed to purchase 15 acres of undeveloped ocean front land from Tri-National Holdings, S.A. de C.V. for $13,000,000 and 9 acres of land where a partially completed shopping center is located for $20,200,000. The payment was made by the issuance of 500,000 shares of Series F Preferred stock in Senior Care.

60% of the stock in Tri-National Holdings is owned by Tri-National Development which is in bankruptcy as noted above. The other stock is held by a Mexican shareholder, Bersain Guiterrez. Capital Trust, Inc. holds a lien against the property in the amount of approximately $9,200,000. Under the terms of the contract for deed, Senior Care is obligated to pay the lien of Capital Trust with this payment acting as a reduction in the number of Series F preferred shares outstanding upon payment of the lien.

Thus, the following table demonstrates the obligations of Senior Care when Capital Trust is paid:

Purchase Price           Reduction by Payment              Balance to be
                         To Capital Trust                  Converted
--------------------------------------------------------------------------------
$33,200,000              $9,200,000                        $24,000,000

500,000 shares           135,000 shares                    365,000 shares to be
Series F preferred       Redeemed by Capital Trust         Redeemed, 20% after
                         Payment                           4/30/2003 and 20%
                                                           Each year thereafter

Thus, the following amounts must be paid to redeem the preferred stock or issue common stock as follows:

24 months: $ 4,800,000 or issue 1,460,000 shares of common stock 36 months: 4,800,000 or issue 1,460,000 shares of common stock 48 months: 4,800,000 or issue 1,460,000 shares of common stock 60 months: 4,800,000 or issue 1,460,000 shares of common stock 72 months: 4,800,000 or issue 1,460,000 shares of common stock
              -----------        -----------
Total:        $24,000,000 or       7,300,000 shares of common stock

An appraisal of the property was conducted by Cushman & Wakefield, David R. Maslow, MAI on April 6, 2001 which concluded that the fair market value of the Plaza Rosarito Shopping Center in its unfinished condition as of the date of the appraisal was $12,500,000, that the value would increase immediately upon completion of the center to $18,600,000 and once occupied by tenants would have a stabilized value of $20,200,000.

The same appraisal valued the beachfront unimproved acreage at $13,000,000.

The company has estimated that the Plaza Rosarito Shopping Center would require the expenditure of approximately $3,000,000 to complete the center, put it into shape for occupancy by tenants and leave sufficient funds for expenses of the project during the leasing period. The appraisers concluded that though the center is centrally located in Roasrito's commercial district, with 3,368 linear feet of exposure on Boulevard Benito Juarez, the layout is presently ill conceived based upon current shopping center principles and parking is inadequate. These factors have caused management to consider rehabilitating or demolishing a portion of the center to make specific design changes which would increase its value and rental income potential. Using this alternative approach, there would be approximately 100,000 square feet of rentable space with a ratio of four parking spaces for each 1,000 square feet of shopping space. The appraiser concluded that the parking under that scenario would be adequate.

Anticipated income and expense for the center following completion are as follows:

Annual gross income from rents                  $   2,703,000
Less: Vacancy Factor of 7.5%                         (202,725)
                                                -------------
Adjusted gross income:                          $   2,500,275
Less: Expenses:                                      (280,500)
                                                -------------
Net operating income before debt service:       $   2,219,775

The company will borrow $3,500,000 to finance the completion of the shopping center through an institutional loan or by a private placement real estate partnership joint venture. Once the shopping center is stabilized by renting the units, permanent financing will be obtained. It is estimated that the company will be able to borrow a total of $15,150,000 which will be used for the following:

Loan proceeds:                                  $  15,150,000
Repayment to Capital Trust:                     $  (9,200,000)
Repayment of improvement loan                      (3,500,000)
Repayment of interest on improvement loan            (350,000)
                                                -------------
Total repayments:                               $ (13,050,000)
                                                -------------
Cash available after loan repayment:                2,100,000

Debt service on a loan of $15,150,000 with to be amortized over a period of 20 years with interest at an anticipated interest of 10% per annum will result in monthly payments of principal and interest of $146,258. This results in annual payments on the loan of $1,752,000 and with net operating income before debt service of $2,219,775, this will result in net spendable income after debt service of $467,775 per annum.

2. The Hills of Bajamar: Senior Care International entered into a contract with Planification Desarolles de Jatay, S.A. de C.V., to purchase a total of 650 acres of unimproved acreage in the Municipality of Ensenada on the Pacific Ocean side of Baja California del Norte, roughly 50 miles from San Diego, California.

A total of 247 acres of the land purchased by Senior Care International is held as collateral by New England International Surety Co. as a guarantee in the event that Tri-National Development failed to pay nine-month notes. The guarantee was to the extent only of $2,000,000. Tri-National has not paid its note holders and is presently in Chapter 11 proceedings in the United States Bankruptcy Court in the Southern District of California in San Diego, Case No. 01-10964-JH. Even though Tri-National is in default, New England has not paid any of the note holders which could result in the guarantee being called. According to the bankruptcy schedules filed by Tri-National, it owed a total of approximately $11,262,401 to note holders when it filed on October 23, 2001 not including accrued interest.

Senior Care has agreed to issue to Tri-National's note holders Series I Preferred stock. Series I Preferred stock will pay the preferred shareholders a cumulative preferred return on their equity of 10% per annum. This return is paid by a 2% gross profit reservation on the sale of lots. Series I Preferred will be registered by the filing of an SB-2 Registration Statement with the SEC. The stock will be redeemed for cash through the sale of Hills of Bajamar residential lots, with the Series I Preferred holders receiving 2% of the gross profit dedicated to pay a 50% of the net profits to redeem the shares.

The registration is made necessary due to the fact that Tri-National sold these corporate note obligations without registering them or filing required "Blue Sky" filings in the states where the notes were being sold. They were not sold under any exemption from the registration requirements of the Securities Act of 1933 or applicable state securities laws.

Any amounts which Senior Care pays to note holders will be deducted from the amount owed upon conversion or redemption of the Series F preferred stock which was paid to Planification for purchase of the property. Thus, upon the issuance of the Series I preferred to note holders, the following will occur:

Purchase Price           Reduction by Payment              Balance to be
                         To Note Holders                   Converted
--------------------------------------------------------------------------------
$14,950,000              $11,262,481                       $3,687,519

300,000 shares           228,000 shares                    72,000 shares to be
Series F preferred       Redeemed by note payments         Redeemed, 20% after
                                                           4/30/2003 and 20%
                                                           Each year thereafter

Thus, after the note holders are paid, the amount Senior Care must redeem the preferred stock or issue common stock as follows:

24 months:    $  717,504 or issue 912,000 shares of common stock
36 months:       717,504 or issue 912,000 shares of common stock
48 months:       717,504 or issue 912,000 shares of common stock
60 months:       717,504 or issue 912,000 shares of common stock
72 months:       717,503 or issue 912,000 shares of common stock
              ----------         --------
Total:        $3,587,519 or     4,560,000 shares of common stock

Cushman & Wakefield, David R. Maslow, MAI, conducted an appraisal of 300 acres of the total of 650 acres which were purchased by Senior Care International. This appraisal was conducted on April 9, 2001 and concluded that the present fair market value of 300 acres was $7,000,000 or $23,333 per acre. This valuation was made based upon an analysis of supply and demand characteristics for single family lots in planned communities in the Tijuana-Ensenada corridor of Baja California using the sellout analysis assuming low end pricing for a project separated from the coastline by large hills. The appraisal also stated that the parcel assumed other investment and development within the total of 2,500 acres which are owned by others. Based upon the $23,333 per acre valuation, the 650 acres contracted to Senior Care International would have a present value as of April, 2001 of $15,166,666.

Senior Care has done no studies regarding the costs which would be incurred for the development of this land and it is not intended that the land will be developed by Senior Care within the next year.

3. Plazas Resort Timeshares and adjacent commercial property: Senior Care International purchased approximately 16 acres of ocean front land within the Bajamar resort with plans for 328 timeshare units from Inmobilaria Plaza Baja California, S.A. de C.V. As with the Hills of Bajamar purchase, all of the stock in the seller, Inmobilaria, is owned by Tri-National Development which is presently in bankruptcy in San Diego.

Senior Care agreed to assume the outstanding mortgage on this property of $9,079,055 and paid a total of $7,000,000 by issuing 150,000 shares of Series F Convertible Preferred stock to Inmobilaria. As in each case, Senior Care International has the right to redeem the stock for cash on the conversion dates or may allow common stock to issue on a conversion rate of 20 shares of common for each share of preferred. The conversion is spread over a period of six years.

Thus, the following amounts must be paid to redeem the preferred stock or issue common stock as follows:

24 months: $ 1,400,000 or issue 600,000 shares of common stock 36 months: 1,400,000 or issue 600,000 shares of common stock 48 months: 1,400,000 or issue 600,000 shares of common stock 60 months: 1,400,000 or issue 600,000 shares of common stock 72 months: 1,400,000 or issue 600,000 shares of common stock
              -----------        ---------
Total:        $ 7,000,000 or     3,000,000 shares of common stock

To date, Senior Care has obtained no outside independent appraisal of this property and has done no studies concerning the cost of development of this property. It is not intended that this property will be developed during the next year.

4. Portal Del Mar condominiums: Senior Care International entered into a contract for deed to purchase a 2/3rds undivided interest in a 6 acre development containing a partially completed condominium project which when completed will contain 123 2 and 3 bedroom condominium units overlooking the Pacific Ocean just South of Rosarito Beach in Baja California. Senior Care paid 50,000 shares of Series F Convertible Preferred on a value of $6,000,000. The owner of this property is Tri-National Portal which is 1/3rd owned by Tri-National Development which is in bankruptcy. The other shareholders in that corporation are Bersain Guiterrez who owns 1/3rd of the stock and Silver Pointe Investments LLC which owns the other 1/3rd. Bersain Guiterrez is also the managing member of Silver Pointe Investments, LLC. The 1/3rd undivided owner of the property is also Bersain Gutierrez who is the manager of the property, maintains the property and acts as the manager to current residents.

Senior Care agreed to assume its proportional share of the debt on this property or approximately $600,000.

Thus, the following amounts must be paid to redeem the preferred stock or issue common stock as follows:

24 months: $ 1,200,000 or issue 200,000 shares of common stock 36 months: 1,200,000 or issue 200,000 shares of common stock 48 months: 1,200,000 or issue 200,000 shares of common stock 60 months: 1,200,000 or issue 200,000 shares of common stock 72 months: 1,200,000 or issue 200,000 shares of common stock
              -----------        ---------
Total:        $ 6,000,000 or     1,000,000 shares of common stock

To date, Senior Care has obtained no outside independent appraisal of this property and has done no studies concerning the cost of development of this property. It is not intended that this property will be developed during the next year.

5. The Lakes at Waterrock: Senior Care has optioned the purchase of 715 acres of raw land near Pahrump, Nevada, approximately 30 miles from Las Vegas. The project which Senior Care has dubbed The Lakes at Water Rock will when developed comprise 2 golf courses, 2,000 residential homes, a mixed use age restricted fully planned community including a hotel and casino.

Senior Care does not yet own title to this property and will not take title until such time as all of the property entitlements have been completed and the planned urban development map has been recorded. Senior Care paid an deposited a total of $25,000 into an escrow and paid a fee outside of escrow to the landowners of an additional $25,000 and has expended approximately $85,000 to date for engineering, architectural, appraisals and other required expenditures to complete the entitlement process.

A complete appraisal of current land value was done by Gary R. Kent, Inc., Real Estate Appraisers & Consultants by Gary R. Kent, MAI which was completed in October, 2001. Three approaches were used to make the land value determinations, the cost approach to value, the income capitalization approach and the sales comparison approach. The opinions of market value expressed above for purposes of this appraisal utilized the sales comparison approach which involved the direct comparison of recent sales of similar land parcels located in the general area of the subject property with full entitlements. Once the entitlements are complete and the PUD has been recorded, the appraiser concluded that the land will have a present value of $4,500,000. Senior Care has agreed to pay to the land owners a total of $2,000,000. Senior Care will need to obtain a land loan to make this purchase. The company believes that based upon the enhanced value of the land after the PUD is recorded, a loan of approximately 50% of land value can be obtained to purchase the property. It is anticipated that the entitlements will be completed by April, 2002, after which time, Senior Care will begin seeking a land loan. The monies deposited into the escrow will be forfeit to the landowner unless Senior Care completes the entitlement process and closes escrow no later than the end of June, 2002 unless that date is extended by the mutual agreement of the parties.

Depreciation on rental properties
---------------------------------

Rental properties are depreciated from the date they are put into service as rental properties following completion of the construction phase. The cost of buildings and improvements are depreciated over the estimated useful life from the date they are placed into service. The company utilizes the straight line method of depreciation calculated using GAAP principles which allow a 27 1/2 year useful life for residential rental property and a 39 year useful life for commercial rental property. All equipment which is actually attached to the building such as roof mounted air conditioning systems and the like have the same useful life. Only equipment not actually attached to the building is depreciated using some other useful life. At present, Senior Care owns no such equipment used in connection with its rental properties.

Realty tax rates and annual property taxes
------------------------------------------

Property taxes are assessed on the land and improvements on each of Senior Care's rental properties. On raw land, taxes are assessed on the land only. The actual tax rate varies depending upon where the property is located as such taxes are assessed by the local county where the property is situate and are noted below.


Property Description               Location          Tax Rate       Assessed Value           Tax
                                                                  Land     Improvements      2001
--------------------------------------------------------------------------------------------------
United States properties:
-------------------------
 The assessed value is defined as 35% of the of the taxable value for land and improvements in Clark County, Nevada:

Pecos Russell Business Center  Clark County, NV
   Taxable value = $ 1,003,060 which breaks down to assessed value as follows:
                                                    .008/
                                                     $1,000      168,310    182,760        $ 2,809

Friendly Bear Plaza            Clark County, NV
   Taxable value = $ 2,089,320 which breaks down to assessed value as follows:
                                                    .008/
                                                     $1,000      282,050    449,210        $ 5,080

Flamingo 55                    Clark County, NV     .008/
                                                     $1,000       Average of
                                                                $ 175 per lot x 55 lots =  $ 9,625
  55 lots are separately assessed based upon square footage of the lot - the average tax per lot has been used for purposes of this disclosure.

Signature Properties           Bernalillo                         Not assessed as developed property
                               County, NM
  Current rate when developed: 43.8 on a formula determined as follows:
                               1/3rd of appraised value/1,000 x 43.8 = tax payable

The Cottages at San Jacinto    Riverside                                                   $ 2,300
                               County, CA          1.1% of assessed value +
                                                   Additional community bond assessments
Mexican properties:
-------------------
Plaza Rosarito                 Ensenada, Baja      1% of declared value                    $80,000
                               California del                     $ 8,000,000 combination
650 Acres in Hills of          Norte               1% of declared value                    $15,600
Bajamar                                                           $ 1,560,000

Plaza Resorts Timeshares                           1% of declared value
                                                                  $16,079,055 combination  $16,080
Portal del Mar                                     1% of declared value
                                                                  $ 1,250,000 combination  $12,500

Tax liabilities in Baja California are determined by a complicated formula which we have not attempted to define here. Generally, the tax is based upon a declared value which approximates the value as stated at the last sale of the property and the tax is 1% of that amount per annum. This is only a general rule since there are differences for undeveloped land and developed commercial property which is not residential. Residential property is taxed at a different rate after development depending upon the type of residence and size of the underlying land parcel. There is no breakdown available for a separate land and building assessment as is the case with tax bills in the United States.

                     DESCRIPTION OF PROPERTY OF SENIOR CARE

The following charts the present property owned by Senior Care subsidiaries which were discussed in detail above:

Property held for rental:
-------------------------

Location of property      Original purchase    Loans on property     Net value
                          Price of property
                          + improvements at
                          Cost
                          ------------------------------------------------------
                                          As of September 30, 2001
--------------------------------------------------------------------------------

Friendly Bear             $ 2,575,000          $ 2,139,435           $   435,565
25,000 square foot shopping mall

Pecos Russell Business
Center                    $ 5,885,000          $ 3,254,000           $ 2,631,000
32,000 square foot office mall

Property held for resale:
-------------------------

Location of property      Purchase cost        Loans on property     Net value
                          Plus cost of
                          Improvements
                          ------------------------------------------------------
                                          As of September 30, 2001
--------------------------------------------------------------------------------

Finished Property held for resale:
----------------------

Evergreen Manor II        $ 2,921,739          $ 1,682,745          $ 1,238,944
Completed condominium project

Property held for development:
------------------------------

Location of property      Purchase cost       Loans on property     Net value
                          ------------------------------------------------------
                                          As of September 30, 2001
--------------------------------------------------------------------------------

Flamingo 55               $ 1,050,000          $ 1,050,000          $    -0-
Raw Land
(Owned by wholly owned
subsidiary)

San Jacinto               $ 3,000,000          $ 2,000,000          $ 1,000,000
Raw Land
(Owned by wholly owned
subsidiary)

Hills of Bajamar          $14,950,000                               $14,950,000
(Under Contract for Deed
to wholly owned
subsidiary)

Plazas Resort             $16,079,055          $ 9,079,055          $ 7,000,000
(Under Contract for Deed
to wholly owned
subsidiary)

Plaza Rosarito            $33,200,000                               $33,200,000
(Under Contract for Deed
to wholly owned
subsidiary)

Portal Del Mar            $ 6,000,000          $   600,000          $ 5,400,000
(Under Contract for Deed
to wholly owned
subsidiary)

                 LEGAL PROCEEDINGS WHERE SENIOR CARE IS A PARTY

Delran Litigation
-----------------

Senior Care is both a counter claimant and is a defending its property rights in the following legal proceedings, all stemming from its ownership interest in the Delran Associates, LLC:

1. Robert B. Wasserman, Chapter 7 Trustee v. Willy Farah, Madeline Farah, Aziz Holdings, LLC, Aziz Holding, Inc., Senior Care Industries, Inc., Golden Chest, First American Stock Transfer, Inc. and Asia Bank, N.A., Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3361, District of New Jersey.

2. International Thermal Packaging, Inc. v. Willy Farah and Robert B. Wasserman, Chapter 7 Trustee, Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3274.

These lawsuits could not result in a damage award against Senior Care based upon the pleadings in either of the cases noted above. An adverse judgment could result in an adjustment to the value of the Company's interest in its Delran membership interest or could wipe out the value of that interest completely. Senior Care expects to expend approximately $25,000 during the next year in legal fees prosecuting these actions.

Senior Care has realized no income from this investment because no income was ever anticipated until such time as the asset owned by Delran was developed and sold utilizing a sales program which was to extend over a period of years. At the time the asset was sold, the limited liability company would be dissolved and would cease to exist after making a dividend payment to all members. There has been no expectancy of any cash flow from this asset during the coming one year period. The company has continued to carry this asset at its original cost using purchase accounting. FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, requires fresh-start measurements, that is a revaluation of the asset on the balance sheet when an exception or "trigger" requires a company to recognize an impairment in cash flow. There is no current market transaction for cash pending, the asset has no observable market price and is a financial asset with no contractual cash flow, thus, according to FASB Concept Statement No. 7, the traditional present value should be utilized and the purchase cost which was $3,234,000 should be maintained on the balance sheet.

Tri-National Litigation
-----------------------

Tri-National filed for protection under Chapter 11 of the Bankruptcy Code [11 U.S.C. Section 101, et seq.] on October 23, 2001. Senior Care Industries, and Senior Care International S.A. de C.V. have now jointly filed an action seeking an injunction in the Bankruptcy Court against Tri-National, its Mexican corporations and Capital Trust, Inc. and further seeking a judicial determination that the board of directors of Tri-National had no authority to unilaterally cancel contracts which Senior Care International had made with Tri-National's Mexican subsidiary corporations, that Capital Trust has no perfected encumbrances against the property owned by Tri-National Holdings, S.A. de C.V. and does not have a perfected interest in the stock of Tri-National Holdings, and finally, that Senior Care International has the right to take any and all necessary steps to perfect its title to the properties which it purchased in Mexico from Tri-National's Mexican subsidiaries.

The cost of this lawsuit to Senior Care for attorneys fees and costs during the next year is estimated to be approximately $50,000.

Senior Care has realized no income from these Baja California investments because no income was ever anticipated until such time as the assets are developed and either become rental property or are sold utilizing a sales program which was to extend over a period of years. There has been no expectancy of any cash flow from these assets during the coming one year period. The company has continued to carry these assets at their original cost using purchase accounting. FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, requires fresh-start measurements, that is a revaluation of the asset on the balance sheet when an exception or "trigger" requires a company to recognize an impairment in cash flow. There is no current market transaction for cash pending, the asset has no observable market price and is a financial asset with no contractual cash flow, thus, according to FASB Concept Statement No. 7, the traditional present value should be utilized and the purchase cost for these assets should be maintained on the balance sheet.

Rent USA Litigation
-------------------

On July 31, 2001, Senior Care brought suit against Rent USA, its officers and directors, Equip USA, its officers and directors and the finance companies who leased the rock crushing equipment to Senior Care. This action entitled Senior Care Industries, Inc. v. Tom E. Kaplan, et al. was filed in the Superior Court of Orange County, California, Case No. 01CC00345 and assigned to the Honorable William F. McDonald in Department CX101. The lawsuit charges breach of contract, breach of fiduciary duty, fraud, conversion and RICO violations [18 U.S.C. 1962, et seq.] against various defendants. The defendants in that action were served with process in early October, 2001 and requests for defaults were requested as to various principal defendants in November, 2001. Discovery has not yet commenced in this action. At about the same time, Citicapital, the lessor of the rock crushing equipment sued Senior Care for a deficiency which resulted following the sale of the equipment. That lawsuit has been consolidated with the action brought by Senior Care against Kaplan, et al.

Senior Care claims that any loss which it may suffer as a result of the deficiency assessed by Citicapital should be assessed against Rent USA, Equip USA and its officers, directors and the lessor, itself, Citicapital, who should assume a part of the liability due to kickbacks which were built into the lease by sales personnel of the lease company and constituted a fraud against Senior Care thus resulting in the deficiency.

Senior Care believes that it ultimately may be required to become responsible for a payment of $300,000 and during the third quarter of 2001 developed a contingency reserve in that amount as a current liability on its balance sheet.

Senior Care does not expect any special attorneys fees in relation to this litigation as it is being handled by corporate counsel in house.

         MARKET PRICE FOR SENIOR CARE STOCK & OTHER SHAREHOLDER MATTERS

Senior Care's authorized stock consists of 50,000,000 authorized shares of Common Stock, par value $.001 per share, of which 15,610,182 shares were outstanding as of September 30, 2001 being held by a total of approximately 1,700 persons or entities.

Senior Care common stock trades on the Over the Counter Bulletin Board [OTC:BB] under the symbol SENC. During the last ten day period, this stock has traded at an average bid price of between $1.10 to $1.30 per share and an ask price of between $1.15 and $1.32. What appears below is a breakdown of the average high and low bid price over the last two years for Senior Care Common stock adjusted for stock splits:

Period                 High       Low
----------------------------------------
2nd quarter 1999       $ 30.00   $ 30.00
3rd quarter 1999         80.00     30.00
4th quarter 1999        230.00     50.00

1st quarter 2000        160.00     75.00
2nd quarter 2000        160.00    120.00
3rd quarter 2000         84.00     25.00
4th quarter 2000         38.00       .62

1st quarter 2001          3.50       .62
2nd quarter 2001          4.65      2.70
3rd quarter 2001          2.25       .40
4th quarter 2001          1.70       .65

Payment of dividends:
---------------------

Senior Care has paid no cash dividends since its stock has been traded. It did pay a stock dividend of 1 share of common stock for each 10 shares owned in early 2000. There are no restrictions either in our articles of incorporation or by-laws or any current resolution of the board of directors that would limit our ability to pay dividends on our common equity.

Prior registration of stock issues:
-----------------------------------

Senior Care has filed a series of Registration Statements to register stock issued pursuant to the 2000 Stock Option Plan provided to officers and employees of Senior Care and the 2001 Stock Option Plan provided to officers and employees of Senior Care. Also, within the last three years, Senior Care has issued stock which was registered pursuant to an S-8 Registration Statement to consultants for work done in connection with various real estate purchases by Senior Care over the last two and one half years. Also, Senior Care filed an SB-2 Registration Statement on December 27, 2000 to register stock and warrants in connection with a private placement which was subsequently withdrawn by Senior Care. There have been no other registrations of stock within the last 3 years.

Outstanding debentures and other debt issues:
---------------------------------------------

Senior Care has no outstanding debentures or other debt offerings. The company does intend to make debt offerings in the future with respect to certain of its Baja California properties and the terms of those offerings are discussed elsewhere in this prospectus.

The following Registration Statements have been filed on Form S-8:
-----------------------------------------------------------------

A registration statement registering 107,000 common shares to consultants for work done for Senior Care was filed on April 7, 2000. An 11 for 10 stock dividend resulted in increasing the number of these shares to 108,070 in October, 2000 while the 30 to 1 reverse split on March 15, 2001 reduced the number of these outstanding shares to 3,603. No compensation was paid to Senior Care for these shares and they were issued strictly in lieu of cash compensation to the consultants who received them.

A registration statement registering 600,000 common shares to officers and directors pursuant to the 2000 Stock Option Plan was filed on October 12, 2000. An 11 for 10 stock dividend resulted in increasing the number of these shares to 660,000 in October, 2000 while the 30 to 1 reverse split on March 15, 2001 reduced the number of these outstanding shares to 20,000. Senior Care received $60,000 from the sale of the options which were issued to officers and directors under the terms of the 2000 Stock Option Plan.

A registration statement registering 700,000 shares to consultants in connection with the East-West Community Development acquisition was filed on December 8, 2000. The 30 to 1 reverse split on March 15, 2001 reduced the number of these outstanding shares to 23,334. No compensation was paid to Senior Care for these shares and they were issued strictly in lieu of cash compensation to the consultants who received them.

A registration statement registering 1,600,000 shares to officers and directors pursuant to the 2001 Stock Option Plan was filed on April 8, 2001. Senior Care has received a total of $1,600 from the sale of the options which were issued to officers and directors under the terms of the 2001 Stock Option Plan to date.

A registration statement registering 3,013,548 shares to consultants in connection with certain purchases of real property was filed on April 9, 2001. No compensation was paid to Senior Care for these shares and they were issued strictly in lieu of cash compensation to the consultants who received them.

Security ownership and principal shareholders
---------------------------------------------

Senior Care is authorized to issue a total of 50,000,000 shares of Common stock, $.001 par value. As of March 12, 2001, there were 13,399,001 Common shares outstanding. On March 12, 2001, the Shareholders at their Annual Meeting authorized the Board of Directors in its discretion to allow a one time reverse split of the common shares of the Company, that reverse split not to exceed a 30 to 1 reverse split of shares. On the same day, the Board of Directors met and authorized a reverse split whereby each owner of 30 shares would receive 1 share as of March 15, 2001. This resulted in the number of common shares outstanding being reduced from 13,399,001 to 446,634 shares outstanding.

At the same meeting, or since that meeting up to the date of this prospectus, the Board has authorized the following common shares to be issued:

1. To various officers and directors, a total of 1,800,000 shares under the terms of the 2001 Stock Option Plan. The options which were authorized and the persons to whom the were issued are as follows:

Name                      Position                             Number of shares
-------------------------------------------------------------------------------
Robert Coberly            Chief Financial Officer,
                          Treasurer & Director                 400,000

John Cruickshank          Senior Vice President,
                          Secretary & Director                 400,000

Stephen Reeder            former Chairman, CEO
                          President & Director                 200,000

Bob Eschwege              Vice President and
                          Plant Manager                        300,000

Scott Brake               Vice President & Director            200,000

Denzel Harvey             Director                             100,000

David Edwards             Director                             100,000

John Tanner               Director                             100,000

2. To the Aliso Circle Irrevocable Inter Vivos Trust, 8,000,000 shares. These shares were issued pursuant to a comprehensive employment agreement made with Mervyn A. Phelan, Sr. In April, the Company entered into a formal Employment Agreement with Mr. Phelan which became effective as of the date of his actual employment which commenced on March 12, 2001. Under the terms of that Employment Agreement, Senior Care agreed to the following basic terms:

a. Mr. Phelan will not receive a regular salary and shall receive other benefits in lieu of salary. Those benefits are as follows:

b. For each fiscal year during Mr. Phelan's employment under the terms of the 5 year employment contract, he will be eligible to receive an annual bonus (the "Bonus") based upon an Executive Incentive Compensation Plan (the "Plan") to be developed by executive management of the Company and approved and adopted by the Board of Directors. This Plan will include the terms, conditions and formula for computing bonuses for the Company's executive officers for each fiscal year; it being understood that the Company's expectation is to pay bonuses of at least twenty percent (20%) of an executive officer's base salary annualized for the achievement of annual strategic and operating plan goals and objectives. Executive shall be eligible to receive a share of any stock options under the terms of any Stock Option Plan which the Board of Directors or the shareholders may authorized during the course of the employment of the Executive.

c. As a condition to the Executive agreeing to become an executive of the Company, the Board of Directors authorized the issuance of 8,000,000 shares of common stock in the Company to be issued to the Aliso Circle Irrevocable Inter Vivos Trust dated May 5, 1998 as an inducement and for the specific purpose of protecting the Executive's family by providing a quality of life for the family which can be assured by this issue of stock. The issue of stock contemplated hereby shall be unconditional and fully paid and non-assessable regardless of whether the Executive shall complete his employment period.

3. On April 19, 2001, 3,013,548 common shares were issued to consultants who worked on various acquisitions for the Company including the San Jacinto, California transaction and other acquisitions in Las Vegas, Nevada. These shares were registered through an S-8 Registration filed on April 19, 2001. The persons who received those shares and their addresses are as follows:

Name & Address of         Number of
Consultant                Shares
-----------------------  -------------
Craig Brown              1,004,516
410 Broadway, Suite 203
Laguna Beach, CA 92651
-----------------------  -------------
Brian Eisberg            1,004,516
8 Vineyard Court
Navato, CA 94947
-----------------------  -------------
Michael Austin           1,004,516
1550 Bellwood
San Marino, CA 91108
-----------------------  -------------

4. On the same date, shares were issued to the sellers of the Flamingo 55 project in Las Vegas, Nevada. The name and address of the parties receiving these shares are as follows:

Name & Address            Number of Shares
------------------------  --------------
Woodbury-Viking Partnership
2330 Highland Ave.        250,000, Restricted
Las Vegas, NV 89102

5. On April 26, 2001, common stock was issued as part of the purchase price for the land acquisition in San Jacinto, California. The name and address of the party receiving those shares and the number of shares issued is as follows:

Name & Address            Number of Shares
------------------------  --------------
Perdico Properties Trust  1,300,000, Restricted
5670 S. Pecos
Las Vegas, NV 89120

6. On May 29, 2001, certain shares were issued to consultants as follows:

Name & Address           Number of Shares
-----------------------  --------------
Hudson Consulting Group  100,000, Restricted
268 West 400 South
Suite 300
Salt Lake City, UT 84101

7. During the period commencing on July 1, 2001 through September 30, 2001, the following shares were issued:


Name        Date of Issue          Number of Shares          Relationship            Value
                                   Issued                    To Senior Care          Of Shares
----------------------------------------------------------------------------------------------
David Tsai    Aug. 28, 2001        100,000                   Officer issued            $40,000
1055 Corporate Center Drive                                  Under Stock Option Plan
Monterey Park, CA

David Tsai    Sept. 5, 2001        200,000                   Bonus Payment             $80,000
1055 Corporate Center Drive
Monterey Park, CA

Senior Caring
Communities   Sept. 24, 2001       100,000                   Wholly owned subsidiary
31103 Rancho Viejo Road, Suite 128                           Of Senior Care            $65,000
San Juan Capistrano, CA 92675

Houda Hajji   Aug. 28, 2001        100,000                   Consultant                $40,000
14410 Nottingham Way Circle
Orlando, FL

Lawrence R. Young & Assc., P.C.
9530 E. Imperial Highway, Suite K
Downey, CA 90242-3041
             Aug. 24, 2001         200,000                   Attorneys fees            $80,000


As of September 30, 2001, there were a total of 15,610,182 common shares outstanding.

The following sets forth the number of shares of our Common Stock beneficially owned by (i) each person who, as of September 30, 2001, known by us to own beneficially more than five percent (5%) of our Common Stock and (ii) our officers and directors and (iii) officers and directors as a group.

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)(3)   CLASS
-------------------                  ---------------------------      ----------
(i) Brian Eisberg                    1,004,516 Registered (5)         6.83%
    8 Vineyard Court
    Novato, CA 94947

    Michael Austin                   1,004,516 Registered (5)         6.83%
    1550 Bellwood
    San Marino, CA 91108

    Perdico Properties Trust         1,300,000 Restricted (5)         8.84%
    5670 S. Pecos
    Las Vegas, NV 89120

    Aliso Circle Irrevocable Inter
    Vivos Trust (4)                  8,000,000 Restricted (5)        54.38%
    1278 Glenneyre, Suite 212
    Laguna Beach, CA 92651

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)(3)   CLASS
-------------------                  ---------------------------      ----------

(ii) Officers and Directors
     The address for all officers and directors is 410 Broadway, 2nd Floor, Laguna Beach, CA 92651 unless otherwise noted

Mervyn A. Phelan, Sr.
through Aliso Circle Trust         8,000,000 Restricted (5)          54.38%

Craig Brown                        1,041,183 Registered (5)           7.08%

Robert Coberly                       401,833 Registered               2.73%

John Cruickshank                     394,384 Registered               2.68%

Stephan Reeder                       203,667 Registered               1.38%
3450 E. Russell Road
Las Vegas, NV 89120

Bob Eschwege                         310,000 Registered               2.10%
495 Raleigh Ave.
El Cajon, CA 92020

Scott Brake                          201,833 Registered               1.37%
15555 Huntington Beach Lane
Huntington Beach, CA 92647

Denzel Harvey                        101,833 Registered               0.69%
325 South 200 East
Selina, UT 84654

David Edwards                        101,833 Restricted               0.69%
Westgate House
Long Melford
Suffolk, UK CO109DR

John Tanner                          101,833 Restricted               0.69%
Westgate House
Long Melford
Suffolk, UK CO109DR

(iii) Officers &
Directors as a group                 10,858,399                      73.82%
(includes shares held
by Aliso Circle Trust)

(1) All ownership is beneficial and of record, unless indicated otherwise and includes shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3) Discussions of related party transactions and relationships are where the recipient received less than 5% of the outstanding shares in Senior Care are discussed separately and broken out on an individual basis under the heading RELATIONSHIPS & RELATED TRANSACTIONS which follows in this prospectus.

(4) Mervyn A. Phelan, Jr., Trustee of the Aliso Circle Irrevocable Inter Vivos Trust is the son of Mervyn A. Phelan, Sr., Chief Executive Officer of Senior Care and Chairman of the Board of Directors. The beneficiaries of the Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., the children and grand-children of Mervyn A. Phelan, Sr.

(5) Shares noted as being registered were registered by the filing of an S-8 Registration Statement and issuance of a prospectus for shares issued to officers, directors and consultants. Shares noted as being restricted were issued pursuant to Section 4(2) of the Securities Act of 1934, as amended and may only be sold under certain rules as generally described in Rule 144 which is described in detail elsewhere in this prospectus.

                      RELATED PARTY TRANSACTIONS & RELATIONSHIPS

All shares issued within the past two years to officers, directors or immediate family members of officers and directors and or their trusts or affiliated corporations, if any, have been disclosed above in the previous discussion of the Market Price for Stock and Other Related Matters.

Senior Care has issued stock to consultants, promoters and other professionals for services rendered to Senior Care during the last five years as follows:

Name            Date of Issuance   Number of Shares    Relationship    Value of
                                   After 30-1 reverse  To Senior Care  Shares at Issuance
-----------------------------------------------------------------------------------------
American Accounting
& Auditing, Inc.  Apr. 6, 2000      1,667              Consultant      $100,000
Brian Dvorak      Apr. 6, 2000        234              Attorney        $ 14,000
Defined Holding   Apr. 6, 2000      1,667              Consultant      $100,000
OTC Financial Grp.Apr.15, 2000        834              Consultant      $ 75,000
Hawke Group       Apr.15, 2000        334              Consultant      $ 30,000
Top 10 Financial  Aug.28, 2000        834 warrants     Consultant
Brian Eisberg     Dec. 1, 2000     11,667              Consultant      $ 10,500
Michael Austin    Dec. 1, 2000     11,667              Consultant      $ 10,500
Hudson Consulting
Group, Inc.       Apr.26, 2001    100,000              Consultant      $175,000
Senior Caring
Communities       Sept. 24, 2001  100,000              Subsidiary      $100,000
Houda Hajji       Aug. 28, 2001   100,000              Consultant      $ 40,000
Lawrence R. Young Aug. 24, 2001   200,000              Attorneys fees  $ 80,000


In all of the transactions shown above, the issuance, delivery and sale of our common stock was made pursuant to the asset exchange exemption within the meaning of Section 4(2) of the Act; and we have issued stop transfer orders concerning the transfer of certificates representing all the common stock issued and outstanding as reported by the foregoing table.

                   FINANCIAL STATEMENTS OF SENIOR CARE

The audited Balance Sheet of Senior Care Industries, Inc., as of December 31, 2000 and December 31, 1999 and the related Statements of Operations, Stockholders' Equity and Cash Flows for those years then ended are attached hereto as Exhibit 13.1.

The unaudited Balance Sheet of Senior Care Industries, Inc., as of September 30, 2001 and September 30, 2000 and the related Statements of Operations and Cash Flows for those years then ended are attached hereto as Exhibit 13.2.

            MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
                     & RESULTS OF OPERATIONS OF SENIOR CARE

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto.

Results of Operations
---------------------
The results of operations of Senior Care for the year ended December 31, 2000 compared to the year ended December 31, 1999 are discussed below as well as the operations of Senior Care for the six month period ended September 30, 2001 as compared to September 30, 2000 and the financial statements concerning operations for these periods which appear as exhibits to this Prospectus.

Revenues
--------

Presently, Senior Care receives income from rentals, sales of condominiums and sales of furniture from the manufacturing operation at Noble Concept Furniture.

For the year ended December 31, 2000 gross rental income totaled $687,320, and furniture sales totaled $5,282,355 compared with rental income of $100,428 for the year ended December 31, 1999. There was no income from furniture sales during 1999 because Senior Care did not purchase the furniture operations until January 1, 2000. As of December 31, 2000, there had been no condominium sales. Total gross income for the year ended December 31, 2000 was $5,974,619.

For the nine month period ended September 30, 2001, Senior Care had a total of $9,631,852 income from all sources. This contrasts with total income from all sources of $4,396,672 for the nine month period ended September 30, 2000. This breaks down to a total of $642,494 from rental income for the nine month period ended September 30, 2001 as contrasted to a total of $438,587 in rental income for the nine month period ended September 30, 2000. Rental income changes from 2000 to 2001 were affected by the sale of Broadway-Acacia earlier this year which reduced rental income. However, Pecos Russell Business Center had increased rental income during 2001 due to the completion of construction on all units and rental of those units. Income from furniture sales totaled $4,271,358 for the nine month period ended September 30, 2001 contrasted to income of $3,958,085 for the nine month period ended September 30, 2000. Furniture sales were flat for both reporting periods. Sales of condominiums totaled $4,718,000 for the nine month period ended September 30, 2001. There were no condominium sales during the year 2000.

Cost of Good Sold
-----------------

During 1999 Senior Care had no manufacturing operations and therefore, there was no cost of goods sold section on the income statement. For the year ended December 31, 2000, the cost of goods sold was $(746,157) from our furniture manufacturing operations.

Cost of goods sold totaled $(3,452,091) for furniture sales for the nine month period ended September 30, 2001 as compared to $(3,142,373) for the nine month period ended September 30, 2000. There was no significant difference between the reporting periods and the only differences shown resulted from the manner in which billings are received and processed for payment. Cost of goods sold on the sale of condominiums totaled $(4,013,261) for the nine month period ended September 30, 2001. There were no sales in the year 2000.

Operating Expenses
------------------

Selling, general and administrative costs were $1,811,027 for the year ended December 31, 2000, as compared to $140,892 for the year ended December 31, 1999. This increase was primarily attributed to the fact that the Senior Care only commenced operations in late 1999 and did not own the furniture manufacturing operation until January 1, 2000.

Selling, general and administrative costs were $(1,097,618) for the nine month period ended September 30, 2001 as compared to $(1,070,000) for the period ended September 30, 2000. Such costs for the furniture segment totaled $(641,140) for the nine month period ended September 30, 2001 as compared to $(1,070,000) for the nine month period ended September 30, 2000. The difference in these costs is attributed to which months costs are allocated since sales and cost of goods were virtually flat between the two comparison periods. Sales expenses for condominiums totaled $(456,476) for the nine month period ended September 30, 2001. There were no condominium sales during 2000.

Depreciation and amortization
-----------------------------

Depreciation and amortization were not separately reported in the financial statements for the years ended December 31, 2000 or for the year ended December 31, 1999.

Depreciation and amortization totaled $(241,566) for the nine month period ended September 30, 2001 as compared to $(172,140) for the same nine month period ended September 30, 2000. The increase is due to additional depreciable assets coming on line.

Interest Expenses
-----------------

Interest expense totaled $(1,030,235) on real estate mortgages for the year ended December 31, 2000 as compared to $(115,000) for the year ended December 31, 1999. The year ended December 31, 1999 reported interest only for a short period of time during that year as opposed to interest for the entire year during the year ended December 31, 2000.

Interest expense totaled $(637,332) for the nine month period ended September 30, 2001 as compared to $(273,645) for the period ended September 30, 2000. The reason for the increase is directly attributable to real property held for rental coming on line and no longer a part of construction in progress where the interest expense was being capitalized.

Net Profit or loss
------------------

Senior Care had a net loss of $(71,361) for the year ended December 31, 2000. This contrasts with a net loss on operations for the year ended December 31, 1999 of $(213,652). The reduction in losses from year end 1999 to year end 2000 is primarily attributable to the fact that Senior Care had only limited rental income during 1999 whereas during the year 2000, the company had income from both rentals and furniture manufacturing to offset expenses leading to a reduction in the company's losses. During the year 2000, Senior Care completed construction on Pecos Russell Business Center resulting in increased rental income during 2000. The net loss for the year ended December 31, 2000 was ($.005) per share basic and diluted while the loss for the year ended December 31, 1999 was ($.05) per share, basic and diluted.

Senior Care had a net profit on operations of $89,984 for the nine month period ended September 30, 2001 as compared to a net loss of $(262,181) for the nine month period ended September 30, 2000. The difference is mainly attributable to the fact that Senior Care's operations have grown both from rental income and due to the fact that condominium sales have commenced.

Liquidity and Capital Resources
-------------------------------

To date, we have funded our capital requirements for our current from cash flows from our operations, from real estate construction loans and from equity lines of credit which the Company has available. Our cash position as of September 30, 2001 was $443,245 as compared to $503,727 as of September 30, 2000.

Net cash provided by operating activities totaled $2,921,530 for the period ended September 30, 2001 as compared to net cash provided by operating activities of $89,819 for the nine month period ended September 30, 2000.

Net cash used for investing activities totaled $(1,943,273) for the nine month period ended September 30, 2001 as compared to $(754,585) for the nine month period ended September 30, 2000.

Net cash used in financing activities totaled $(803,327) for the nine month period ended September 30, 2001 as compared to net cash provided by financing activities for the nine month period ended September 30, 2000 of $1,338,961.

In the immediate future, in order to fund our current working capital requirements, expand our building program, and purchase new properties we intend to seek an offering of equity securities by of a private placement for funds up to a total of $15,000,000. Our ability to obtain this financing cannot be assured. Our growth is dependent on our ability to obtain such additional funding.

Our Future Capital Requirements
-------------------------------

Our greatest cash requirements during the next two years will be the need for cash for real estate projects which generally will come from construction loans which the Company will obtain directly from bank lenders, to fund entitlements which are necessary to develop property prior to being able to obtain either land financing or construction financing and for capital requirements of Noble Furniture. Noble Furniture has a credit line from Celtic Capital which the Company believes will meet Noble's requirements for the immediate future. Funds required for the development of the properties acquired from Tri-National Development, Inc. will come from traditional real estate loans and from the private placement financing whereby Senior Care intends to raise up to $15,000,000.

Also, it should be noted that as of September 30, 2001, Senior Care had not yet arranged construction financing for its Flamingo 55 project. Also, it had not yet arranged construction financing for its San Jacinto project and though it has a commitment for financing of the New Mexico senior apartment complex, that loan has not yet funded. Management is working to obtain construction financing for these projects from lending institutions and is seeking to fund the HUD loan which it obtained on the New Mexico project. However, there is no assurance that any financing will be found or that the HUD loan will actually be funded. If Senior Care is not able to find the necessary financing or fund the loan commitment it already has, this would seriously impact Senior Care's ability to complete these planned projects. However, management believes that if it became impossible to find such financing, Senior Care could sell the projects to others and would not suffer any loss due to the enhancements to the value of those projects which Senior Care has already completed such as the recording of a plot map, completion of engineering and plan approval.

Subsequent to the next twenty-four months, we plan to finance our long-term operations and capital requirements with the profits and funds generated from the revenues from the sale of our condominiums, single family residences, from rents from our buildings including both commercial and residential properties and from profits in our manufacturing facility. We may obtain future funding through new private financings and public offerings of debt and equity securities and most certainly, will continue to borrow money from banks and savings institutions to continue construction projects and real estate development projects.

Noble Furniture Leases
----------------------

The Company has an equipment lease on equipment used by Noble Furniture requiring payments of $320 per month which will expire in July, 2002.

Rent USA Equipment Leases
-------------------------

On January 23, 2001, Senior Care leased mining equipment which it in turn sub-leased to Equip USA, a wholly owned subsidiary of Rent USA. The leases were obtained and Senior Care agreed to become liable under the terms of the leases based upon Rent USA's representation that the equipment would be leased continually for at least the first two years to a single user under a written contract for the rental of the equipment. The obligations of the Company on these leases and the cost of the equipment leased were as follows:

Equipment                                  Cost           Monthly Payment
----------------------------------------------------------------------------
Nordberg 30x55 Jaw
Crusher & Cone                        $   796,535

9 Payments commencing 2/1/2001                               $ 25,000
50 Payments commencing 11/1/2001                               14,607

Superior Radial Stacker                    74,000

9 Payments commencing 2/1/2001                                  2,328
50 Payments commencing 11/1/2001                                1,367

2 Thunderbird Portable Conveyors          104,000

60 Payments commencing 4/25/2001                                1,762

Senior Care management discovered that after only three months use, the equipment was being returned to Senior Care by the end user and that Senior Care would have to find a new user for the equipment. By this time, Rent USA management who had expertise in the rental, repair, maintenance and operation of the equipment had left Rent USA, Rent USA was no longer doing any appreciable business and it appeared that Senior Care would be required to take over the entire equipment rental operation. Senior Care was unwilling to do so. Furthermore, management of Senior Care without the management of Rent USA, has no expertise in the equipment rental business. As a result, Senior Care negotiated with the original lessor of the equipment to find a new lessee for that equipment. It has also brought a lawsuit against all of the individuals and entities involved in this matter. Senior Care management has determined that the Company may suffer a loss as a result of the failure to honor all obligations under the terms of these leases. The extent of the loss is yet undetermined but is estimated to result in a one-time loss of approximately $300,000 at such time as Senior Care actually suffers the loss which will not be until such time as the equipment can be resold and a deficiency amount determined. The determination of the amount of the anticipated loss was determined after discussions with the lessors of the equipment leaseholds who have experience with the resale of this type of equipment.

Commitments on Baja California Properties
-----------------------------------------

Senior Care agreed when it purchased Plaza Rosarito, Tri-National agreed that it would allow Senior Care to repurchase a sufficient number of Series F preferred shares to be used for the payment of Capital Trust who loaned Tri-National the money to purchase the Plaza Rosarito property initially. A complete discussion of the terms of this agreement can be found beginning on page 33 of the prospectus under the subheading "Current status of uncompleted development projects." This stock repurchase is to be from the first sales proceeds from Plaza Rosarito.

Likewise, with respect to the Hills of Bajamar, Tri-National agreed that it would allow Senior Care to repurchase approximately $11,000,000 in value of Series F preferred stock to be used for the payment of bond holders, the bond holders' payments to come from the first sales of Hills of Bajamar lots and/or homes. A discussion of this repurchase can also be found in under the subheading "Current status of uncompleted development projects" beginning on page 33 of the prospectus.

Senior Care has also agreed to use its best efforts to register through an SB-2 Registration a debenture which would be issued to Tri-National's bond holders with the debenture being paid from the sale of lots and/or homes at the Hills of Bajamar.

Our Future Capital Requirements
-------------------------------

Our greatest cash requirements during the next two years will be the need for cash for real estate projects which generally will come from construction loans which the Company will obtain directly from bank lenders, to fund entitlements which are necessary to develop property prior to being able to obtain either land financing or construction financing and for capital requirements of Noble Furniture. Noble Furniture has a credit line from Celtic Capital which the Company believes will meet Noble's requirements for the immediate future. Funds required for the development of the properties acquired from Tri-National Development, Inc. will come from traditional real estate loans and from the private placement financing whereby Senior Care intends to raise up to $15,000,000.

Also, it should be noted that as of June 30, 2001, Senior Care had not yet arranged construction financing for its Flamingo 55 project. Also, it had not yet arranged construction financing for its San Jacinto project. It does have a commitment from HUD for a loan for our New Mexico project but that loan has not yet funded. The amount of the loan is sufficient to complete the project.

As to the projects that do not yet have financing, management is working to obtain construction financing for these projects from lending institutions. However, there is no assurance that such financing will be found. If Senior Care is not able to find the necessary financing, this would seriously impact Senior Care's ability to complete these planned projects. However, management believes that if it became impossible to find such financing, Senior Care could sell the projects to others and would not suffer any loss due to the enhancements to the value of those projects which Senior Care has already completed such as the recording of a plot map, completion of engineering and plan approval.

Subsequent to the next twenty-four months, we plan to finance our long-term operations and capital requirements with the profits and funds generated from the revenues from the sale of our condominiums, single family residences, from rents from our buildings including both commercial and residential properties and from profits in our manufacturing facility. We may obtain future funding through new private financings and public offerings of debt and equity securities and most certainly, will continue to borrow money from banks and savings institutions to continue construction projects and real estate development projects.

                  DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                     & FINANCIAL DISCLOSURE FOR SENIOR CARE

Senior Care is unaware of any disagreements with accountants on accounting principles or other matters and there have been no conditions placed upon the reports of any accountants engaged by Senior Care for the past two years.

            QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Senior Care has no debt instruments, forwards or future contracts, option contracts, swaps or complex instruments which would be subject to market risk. The Company has no stock investments in the market, holds no short positions on any security, has never written or purchased puts or call options, participated in swaps or purchased currency instruments, foreign or domestic, which would be subject to market risk.

Senior Care's real estate debt pays interest at fixed rates which are not subject to market changes in interest rates and as a result, the profit and cash flow of the Company is not affected by changing market rates.

                      DIRECTORS AND OFFICERS OF SENIOR CARE

Senior Care's Directors and Executive Officers, on June 30, 2001, their ages, positions held with the Company, length of time in such positions, and term of office are set forth below:


Name and Age          Current Position       Director Since     Officer Since
------------          ----------------       --------------     -------------
Mervyn Phelan, Sr. 60 Chairman, CEO          March 12, 2001     March 12, 2001
                      Director

Craig Brown 43        President, Director    October 3, 2001    October 3, 2001

Bob Coberly 33        Vice President,        August 31, 1999    VP since August 31, 1999
                      Chief Financial Officer,                  CFO since November 10, 2000
                      Treasurer                                 Treas. since March 12, 2001
                      Director

David Tsai 55         Vice President,                           August 31, 1999

John Cruickshank 60   Vice President                            VP since April 18, 2000
                      Secretary                                 Sec. since November 10, 2000
                      Director               March 12, 2001

Scott Brake 48        Director               August 31, 1999

David Edwards 52      Director               April 1, 2000

John Tanner 36        Director               April 1, 2000


The principal occupations and positions for the past several years of each of our executive officers and directors are as follows:

Mervyn Phelan, Sr., Chairman, Chief Executive Officer, Director

Mr. Phelan is a licensed real estate broker in the State of California. Since 1988, he has been a business and lending consultant to a large number of small and mid-sized companies. He operates American Auditors who acted as a consultant and lender to Senior Care over the last two years. Mr. Phelan continues to be associated with that company spending about 80% of his time working on behalf of Senior Care and the balance of his time on other matters not associated with Senior Care. From approximately 1988 until 1997, during the nationwide recession, he specialized in the field of bankruptcy reorganizations. American Auditors is in the business of making loans to operating companies.

He has vast experience in the field of preparing businesses and their management team to break into normal financing channels even though the businesses may be financially challenged and under-capitalized. He pioneered innovative purchase and financing techniques for distressed property owners which effectively helped distressed sellers and provided value for new purchasers.

In 1985, Mr. Phelan purchased Camino Real Savings & Loan, renamed it First California Savings Bank and aggressively entered the field of apartment building and hospitality-related commercial lending. First California was began making super priority loans in Chapter 11 Bankruptcy cases, also known as priming liens, loans used to save property from liquidation. He has had no connection with the bank since 1991.

Mr. Phelan's career in the hospitality industry as a broker, business consultant and acquisition manager has spanned 35 years.

Craig Brown, President, Director

Mr. Brown brings 22 years of experience in the real estate industry to Senior Care. During the last five years, he has operated his own consulting firm, most recently International Capital Group, Inc. and prior to its formation, Great American Bancorp. He has performed due diligence and consulting services for Senior Care since 1999. Mr. Brown graduated from the University of California, Los Angeles, in 1980 and began his career in the development of residential properties with Trammell Crow Residential Company, where he acquired, developed and financed over one hundred fifty million dollars in multi-family residential properties throughout the southern California region.

Considered an expert in all facets of residential development, land entitlement, finance, and sale by Senior Care management, Mr. Brown will now run the day to day operations of Senior Care with a particular emphasis on coordinating and directing the Company's acquisitions, completion of unfinished and to-be-built properties as well as the real estate and corporate level financing for Senior Care.

Scott Brake:  Director

Mr. Brake brings 30 years of business experience to the Board of Directors.

Mr. Brake's employment for the prior 5 year period has been as an independent business and financial consultant in Los Angeles, California.

David Tsai: Vice President

Mr. Tsai is a licensed architect. He graduated from Chung Yuan Christian College of Taiwan in 1967 and moved to California in 1969. After receiving his Masters Degree of Architecture at the University of California Berkeley in 1970, Mr. Tsai moved to Los Angeles and began his architectural career in the Southland.

Mr. Tsai's extensive commercial development and architectural experience derived from early years when he was employed by various renowned architectural firms in the Greater Los Angeles area. Mr. Tsai has participated in design work of landmark projects in Los Angeles, including the Downtown Hyatt Regency Hotel, the Broadway Plaza, and one of the tallest buildings in Los Angeles, the famous 60-story First Interstate Bank building.

In 1975, Tsai Development and Construction Corp. was founded. In 1977, due to increasing demand, an independent Development and Construction Division was formed, separated from the Architectural Division. He has since developed millions of square feet of commercial/retail, and thousands of multi- family residential units, senior units and single family homes. Mr. Tsai most recently created an efficient design for senior condominium projects and is under construction on numerous senior projects in the state of California, including Evergreen Manor, which is owned by Senior Care Industries Inc.

Mr. Tsai's employment for the prior 5 year period has been as the principal of Tsai Development and Construction, in Monterey Park, California. He is the principal designer and builder of the Evergreen Manor II owned by Senior Care. About 25% of Mr. Tsai's time is spent working on the affairs of Senior Care and the balance of that time in other pursuits.

Robert Coberly: Chief Financial Officer, Treasurer, Director

Mr. Coberly graduated Magna Cum Laude from the University of San Diego in 1990 with a degree in Business Administration with an emphasis on finance. He brings 8 years of real estate experience to the Senior Care Industries Inc., management team. Mr. Coberly will focus on retail and residential development with the company, utilizing his national network of contacts gained through his years with CB Commercial and Marcus & Millechap. Mr. Coberly has initiated and sold over $100,000,000 in real estate throughout the United States and will focus on the eastern U.S. for the Company. He is a licensed real estate broker.

Mr. Coberly's employment for the prior 5 year period has been as a real estate agent with CB Commercial and Marcus & Millechap, in Los Angeles, California. Recently, he relocated to Capital Realty in South Pasadena, California.
Mr. Coberly spends about 80% of his time working for Senior Care and the balance as a real estate broker.

John Cruickshank, Senior Vice President, Secretary, Director

Mr. Cruickshank is a graduate of the University of Vermont and Boston College Law School. For the last 10 years he has been a business consultant working mainly in connection with the law offices of Lawrence R. Young & Associates, P.C. in Downey, California as a consultant to Mr. Young's clients on business finance. During that period, he was instrumental assisting businesses and their management team to improve their financial standing to enable them to find normal financing channels even though the businesses may have been financially challenged and under-capitalized. Working closely during that period with Mervyn Phelan and others, he assisted them to pioneer innovative purchase and financing techniques for distressed property owners which effectively helped distressed sellers and provided value for new purchasers. He left that position and joined Senior Care in April of 2000. Though Mr. Cruickshank holds a law degree, he holds no license to practice as an attorney and has not practiced as an attorney for over 25 years. He had long experience in business management and real estate development and construction prior to coming to Mr. Young's office in 1991. During the late 1980's he was an executive supervising over 200 employees at Tracks International, an entertainment company with facilities nationwide. He also was supervising construction manager for that company on two large construction projects, one in Washington, DC and a second in New York City. Previously, he supervised real estate projects during their development phase in Denver, Colorado during the early 1980's and in San Diego, CA during the 1970's assisting in both financing and construction of apartment buildings and homes.

David Edwards, Director

David Edwards resides in London, England and is in the international antiques importing business. He was born in London in 1948 and attended school at St. Georges. He was for many years the owner and operator of six major licensed premises in London. He is now retired from that business and spends most of his time in charitable endeavors including acting as trustee and vice-chair of the national charity for children suffering from cancer, the Lennox Appeal, is a member of the Sudbury Rugby Football Club and trustee of the Mountview Drama School.

John Tanner, Director

John Tanner was born in 1964 in Dublin, Ireland, was educated at the Delasalle Brother's School, embarked on a career in hotel management after attending the Royal Marine Hotel Management Course. He presently resides in East Anglia in the United Kingdom and maintains a large stable of horses, trains horses and is a member of the British Show Hack & Riding Association and the British Sports Horse Society. He competes in various horse shows and rides the hunt with the Thorlow in Suffock and, has been awarded a number of hunt buttons by four other hunts in the British Isles.

He presently is also in the antique business, has developed a serious interest in architecture and design. After rebuilding and remodeling Westgate House in Long Melford, he found himself rebuilding and redesigning houses of significance in England, Ireland, Spain and Germany.

                EXECUTIVE COMPENSATION OF OFFICERS AND DIRECTORS

The following table sets forth the Summary Compensation Table for all of Senior Care's officers and directors who served during the last three fiscal years. No other compensation not covered in the following table was paid or distributed by the Company to such persons during the period covered. Employee Directors receive stock options for service on the Board of Directors.

    Name                    Annual                      Awards          Payouts
& Position                  Comp.
------------------------------------------------------------------------------------------
              Year      Salary    Bonus   Other             Restricted       LTIP    Other
                                          Compensation  Stock      Options

Richard Hart 1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-       1,833     -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Martin
Richelli     1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-         933     -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Denzel
Harvey       1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-       1,833     -0-      -0-
             2001        -0-       -0-       -0-          -0-     100,000     -0-      -0-

David Tsai   1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Stephen
Reeder       1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Former CEO   1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000       65,000     -0-       -0-          -0-        3,834    -0-      -0-
             2001       10,000     -0-       -0-          -0-      200,000    -0-      -0-

Bob Coberly  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001       45,000     -0-       -0-          -0-      400,000    -0-      -0-
John
Cruickshank  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999 (1)    -0-       -0-       -0-          -0-          -0-    -0-      -0-
Secretary    2000       38,850     -0-       -0-          -0-        1,833    -0-      -0-
             2001       80,000     -0-       -0-          -0-      400,000    -0-      -0-

Scott Brake  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001        -0-       -0-       -0-          -0-      200,000    -0-      -0-

Al Harvey    1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-

                                       56






    Name                    Annual                      Awards          Payouts
& Position                  Comp.
------------------------------------------------------------------------------------------
              Year      Salary    Bonus   Other             Restricted       LTIP    Other
                                          Compensation  Stock      Options

Bob Eschwege 1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Former V.P.  1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Plant Mgr.   2000       66,000     -0-       -0-          -0-        1,833    -0-      -0-
             2001       44,000     -0-       -0-          -0-      300,000    -0-      -0-
David
Edwards      1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-         1,833         -0-    -0-      -0-
             2001        -0-       -0-       -0-       100,000         -0-    -0-      -0-

John Tanner  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-         1,833         -0-    -0-      -0-
             2001        -0-       -0-       -0-       100,000         -0-    -0-      -0-

Mervyn
Phelan       1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
CEO          1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2001        -0-       -0-       -0-     8,000,000 (2)     -0-    -0-      -0-

Craig Brown  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
President    1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2001 (3)    -0-       -0-       -0-          -0-          -0-    -0-      -0-


(1) Prior to becoming an officer or director of Senior Care, John Cruickshank received compensation of 50,000 pre-reverse split shares of common stock in lieu of cash for consulting services during 1999.

(2) Mervyn A. Phelan, Jr., Trustee of the Aliso Circle Irrevocable Inter Vivos Trust is the son of Mervyn A. Phelan, Sr., Chief Executive Officer of Senior Care and Chairman of the Board of Directors. The beneficiaries of the Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., the children and grand-children of Mervyn A. Phelan, Sr.

(3) Prior to becoming an officer or director of Senior Care, Craig Brown received compensation of 1,041,183 common shares in lieu of cash for consulting services during 2001.

                        INTERESTS OF EXPERTS AND COUNSEL

LEGAL MATTERS:

The validity of this offering will be passed upon for Senior Care by Richard
A. Mata, Esq., 3129 S. Hacienda Blvd., Suite 510, Hacienda Heights, CA 91745, telephone (562) 715-5543.

An opinion regarding federal income tax matters was passed upon by Richard O. Weed, Esq., 4695 MacArthur Court, Suite 1450, Newport Beach, CA 92660, telephone (949) 475-9086.

ACCOUNTANTS & AUDITORS:

The balance sheets as of December 31, 1999 and December 31, 2000 and the statements of operations, shareholders' equity and cash flows for the periods then ended were prepared by Ludlow & Harrison, A CPA Corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.

STOCK TRANSFER AGENT:

The Stock Transfer Agent who will handle this transaction and any questions regarding the surrender of shares and execution of the letter of transmittal should be addressed to:

First American Stock Transfer, Inc.
1717 E. Bell Road, 2-155
Phoenix, AZ 85022
Telephone: (602) 485-1346

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      EXPENSES OF ISSUANCE AND DISTRIBUTION
                          OF PROSPECTUS & TENDER OFFER

Senior Care will pay all expenses in connection with this tender offer including the issuance of Series G preferred stock. You may be required to pay your broker a nominal fee to transfer your stock to First American Stock Transfer, the depository who will be accepting your tendered shares. We do not believe that you would have to pay any commission to your broker on this transaction.

As we have noted earlier in this prospectus, you will be required to pay a transfer fee when you convert your Series G preferred stock into common stock in Senior Care.

That fee is a flat fee of $15 to handle the surrender of each Series G Preferred certificate. You will also pay a fee of $10 to issue your common stock certificate. This fee is the same whether you have 1 share or 5,000 shares of Series G preferred to convert.

You need to realize that the effect of the fee is far greater for those having a few shares as opposed to those having a large number of shares. The total fee that you will pay over the five year period to convert all of your shares will be $125. You need to consider this additional cost when determining whether you want to accept this tender offer.

The estimated costs to the Company directly attributable to this Tender Offer are as follows:

Legal Fees                 $   5,000
Accounting Fees               18,500
Mailing & Postage             18,000
Stock Transfer Fees            5,000
                           ---------
Total Costs:               $  46,500

                 INDEMNIFICATION OF OFFICERS AND DIRECTORS

Indemnification of Directors and Officers.

         The Articles of Incorporation of Senior Care Industries, Inc. provide for indemnification of personal liability of our Directors to the fullest \ extent permitted by Nevada Law.

         Article X of the Articles of Incorporation, which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Nevada Revised Business Corporation Act.

         Article X of the By-Laws provides as follows:

                                   " ARTICLE X
                                 INDEMNIFICATION

         Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he aced in good faith an in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses with such court shall deem proper.

3. To the extent that any person referred to in paragraphs 1 and 2 of this
Article X has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, th shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4. Any indemnification under paragraphs 1 and 2 of this Article XI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs 1 and 2 of this Article X. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or other proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or c) by the stockholders.

5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided in this Article X.

6. The indemnification provided by this Article X shall not be deemed exclusive or any other rights to which those seeking indemnification may be entitled under any statue, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X

8. For the purposes of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving Corporation so that any person who is or was a director, officer, employee or agent or such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation in the same capacity."

                  EXHIBITS & FINANCIAL STATEMENT SCHEDULES

The following exhibits and financial statement schedules are attached to this prospectus for your information:

Exhibit 5.1     Legal Opinion of Richard A. Mata, Esq.

Exhibit 8       Tax Opinion of Weed & Co.

Exhibit 13.1 Audited Financial Statements of Senior Care for periods ended December 31, 2000 and December 31, 1999

Exhibit 13.2 Unaudited Interim Financial Statements of Senior Care for Periods ended September 30, 2001 and September 30, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.
------------------------------------------

Indemnification of Directors and Officers is included in the prospectus as required by Item 702 of Regulation S-K.

Exhibits & Financial Statement Schedules not included in
Prospectus
--------------------------------------------------------

Exhibit 3.1     Articles of Incorporation of Senior Care

Exhibit 3.2     Agreement of Merger

Exhibit 3.3     By-Laws of Senior Care

Exhibit 4 Certificate of Powers, Designations, Preferences & Rights Of Series G Preferred Stock of Senior Care

Exhibit 5.2    Legal Opinion re: Hills of Bajamar

Exhibit 5.3    Legal Opinion re: Plaza Resort Timeshares

Exhibit 5.4.   Legal Opinion re: Plaza Rosarito

Exhibit 5.5    Legal Opinion re: Portal Del Mar

Exhibit 10.1   Asset Purchase Agreement Between Tri-National and Senior Care

Exhibit 10.2   Tender Offer Agreement

Exhibit 10.3   Hills of Bajamar Contract

Exhibit 10.4   Portal Del Mar Contract

Exhibit 10.5   Plaza Del Sol and Beachfront Land Contract

Exhibit 10.6   Plaza Resorts Contract

Exhibit 10.7   Agreement of Insiders and Others Preventing Tender

Exhibit 23.1 Consent of Donald Harrison for inclusion of audited financial Statements of Senior Care for periods ended December 31, 1999 & December 31, 2000

Exhibit 23.2   Consent of Richard A. Mata, Esq. contained in Exhibit 5.1

Exhibit 23.3   Consent of Richard Weed, Esq. contained in Exhibit 8

Exhibit 99     Financial Statements of Rent USA, Inc.

Undertakings.
-------------

a. Rule 415 Offering. Senior Care will file:

  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range will be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

b. Request for acceleration of effective date. If Senior Care requests acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, include the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

c. Senior Care will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act (ss.ss.230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Issuer certifies that it has reasonable grounds to believe that is meets all of the requirements for filing of this S-4 registration statement and has duly caused this amended registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Laguna Beach, State of California, on December 10, 2001.

     Senior Care Industries,  Inc.

     /s/ Mervyn A. Phelan, Sr.
     -------------------------------
     Chief Executive Officer, Chairman
     Of the Board of Directors & Director

     Senior Care Industries, Inc.

     /s/ Bob Coberly
     ------------------------------
     Chief Financial Officer & Director

     /s/ John W. Cruickshank
     ------------------------------
     Secretary & Director

     /s/ Scott Brake
     ------------------------------
     Vice President & Director